Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-277213

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 19, 2024)

THE GABELLI MULTIMEDIA TRUST INC.

Up to 5,000,000 Shares of Common Stock

The Gabelli Multimedia Trust Inc. (the “Fund,” “we,” or “our”) has entered into a sales agreement with G.research, LLC (the “Sales Manager”), dated April 17, 2025, relating to the shares of common stock, par value $0.001 per share, (“common stock”) offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, we may offer and sell up to 5,000,000 shares of our common stock from time to time through the Sales Manager, as our agent for the offer and sale of the common stock. Under the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund may not sell any shares of common stock at a price below the current net asset value per share of such common stock, exclusive of any distributing commission or discount. The Fund is a non-diversified, closed-end management investment company registered under the 1940 Act. Although the Fund is registered as a non-diversified fund, it has operated as a diversified fund for over three years. Therefore, the 1940 Act obliges the Fund to continue to operate as a diversified fund unless the Fund obtains stockholder approval to operate as a non-diversified fund. The Fund’s primary investment objective is long-term growth of capital, primarily through investment in a portfolio of common stock and other securities of foreign and domestic companies involved in the telecommunications, media, publishing, and entertainment industries. Income is a secondary objective of the Fund. The Fund’s investment adviser is Gabelli Funds, LLC (the “Investment Adviser”). An investment in the Fund is not appropriate for all investors. We cannot assure you that the Fund’s objectives will be achieved.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “GGT.” As of April 15, 2025, the last reported sale price for our common stock on the NYSE was $4.47 per share. As of April 15, 2025, the net asset value per share for our common stock was $3.17. Our 5.125% Series E Cumulative Preferred Shares (“Series E Preferred”) and 5.125% Series G Cumulative Preferred Shares (“Series G Preferred”) are listed on the NYSE under the symbols “GGT PrE” and “GGT PrG” respectively (collectively, “Preferred Shares”) .

Sales of our shares of common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “1933 Act”), including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange.

The Sales Manager has been engaged by the Fund as a non-exclusive sales manager and will be entitled to compensation at a commission rate of no greater than 1.00% of the gross sale price per share for daily trading amounts up to 2,000 shares of common stock and a commission rate of no greater than 0.75% of the gross sale price per share for daily trading amounts in excess of 2,000 shares of common stock sold under the sales agreement, as may be further agreed upon by the Fund and the Sales Manager from time to time. In connection with the sale of the common stock on our behalf, the Sales Manager may be deemed to be an “underwriter” within the meaning of the 1933 Act and the compensation of the Sales Manager may be deemed to be underwriting commissions or discounts.

The Sales Manager is not required to sell any specific number or dollar amount of common stock, but will use its reasonable efforts to sell the common stock offered by this prospectus supplement. There is no arrangement for common stock to be received in an escrow, trust, or similar arrangement. The offering of common stock pursuant to the sales agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the sales agreement or (ii) the termination of the sales agreement by either the Sales Manager or the Fund.

The Sales Manager is a wholly owned subsidiary of Morgan Group Holding Co., which, in turn, is controlled by Mario J. Gabelli. As a result of these relationships, Mr. Gabelli is a “controlling person” of the Sales Manager.

Investing in our securities involves certain risks. You could lose some or all of your investment. See “Risk Factors and Special Considerations” beginning on page S-6 of this prospectus supplement and page 12 of the accompanying prospectus. You should consider carefully these risks together with all of the other information contained in this prospectus supplement and the accompanying prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

G.research, LLC

April 17, 2025

This prospectus supplement, together with the accompanying prospectus, sets forth concisely the information about the Fund that a prospective investor should know before investing. You should read this prospectus supplement and the accompanying prospectus, which contains important information about the Fund, before deciding whether to invest in the common stock, and retain it for future reference. This prospectus supplement, the accompanying prospectus and the Statement of Additional Information are part of a “shelf” registration statement that the Fund filed with the SEC. This prospectus supplement describes the specific details regarding this offering, including the method of distribution. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the Statement of Additional Information, you should rely on this prospectus supplement. A Statement of Additional Information, dated April 19, 2024, containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into this prospectus supplement and accompanying prospectus. You may request a free copy of our annual and semiannual reports, the Statement of Additional Information, the table of contents of which is on page 44 of the accompanying prospectus, request other information about the Fund and make shareholder inquiries by calling (800) GABELLI (422-3554) or by writing to the Fund. You may also obtain a copy of the Statement of Additional Information (and other information regarding the Fund) from the SEC's website (http://www.sec.gov). Our annual and semiannual reports are also available on our website (www.gabelli.com).

Our shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other government agency.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer to sell these securities in any jurisdiction in which the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement and the accompanying prospectus, respectively.

In this prospectus supplement and in the accompanying prospectus, unless otherwise indicated, “Fund,” “us,” “our,” and “we” refer to The Gabelli Multimedia Trust Inc.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

CAPITALIZATION

We may offer and sell up to 5,000,000 shares of our common stock from time to time through the Sales Manager, as our agent for the offer and sale of the common stock. There is no guaranty that there will be any sales of our common stock pursuant to this prospectus supplement and the accompanying prospectus. The table below assumes that we will sell 5,000,000 shares of common stock, at a price of $4.47 per share (the last reported sales price per share of our common stock on April 15, 2025). Actual sales, if any, of our common stock under this prospectus supplement and the accompanying prospectus may be less than as set forth in the table below. In addition, the price per share of any such sale may be greater or less than $4.47, depending on the market price of our common stock at the time of any such sale. To the extent that the market price per share of our common stock on any given day is less than the net asset value per share on such day plus the per share amount of the commission to be paid to the Sales Manager, we will instruct the Sales Manager not to make any sales on such day.

The following table sets forth the audited capitalization of the Fund as of December 31, 2024, and its adjusted capitalization assuming the common stock offered in this prospectus supplement had been issued.

	Actual	As adjusted
Cumulative Preferred Shares, $0.001 par value per share:	$72,603,225	$71,445,000
(The “Actual” column reflects the Fund’s outstanding capitalization of 1,611,361 shares of Series E Preferred, $25 liquidation value per share, and 1,292,768 shares of Series G Preferred, $25 liquidation value per share, as of December 31, 2024; the “As Adjusted” columns reflects the Fund’s outstanding capitalization of 1,600,635 shares of Series E Preferred and 1,257,165 shares Series G Preferred, as of April 15, 2025)
Stockholders’ equity applicable to Common Stock:
Common Stock, $0.001 par value per share.
(The “Actual” column reflects the Fund’s outstanding capitalization of 33,359,278 shares outstanding as of December 31, 2024; the “As adjusted” reflects 114,208 shares issued pursuant to the Fund’s dividend reinvestment plan and assumes the sale of 5,000,000 shares pursuant to this prospectus supplement.)	33,359	38,473
Paid-in capital*	108,048,966	130,591,803
Total distributable earnings	8,688,685	8,688,685
Net assets applicable to Common Stock	116,771,010	139,318,961
Liquidation preference of Preferred Shares	72,603,225	71,445,000
Net assets, plus the liquidation preference of Preferred Shares	189,374,235	210,763,961

*	As adjusted paid-in surplus reflects a deduction for the estimated underwriting and offering expenses of the common stock of $318,500.

S-1

TABLE OF FEES AND EXPENSES

The following tables and examples are intended to assist you in understanding the various costs and expenses directly or indirectly associated with investing in our common stock as a percentage of net assets attributable to common stock. Amounts are for the current fiscal year after giving effect to anticipated net proceeds of the offering, assuming that we incur the estimated offering expenses, including any preferred shares offering expenses. All expenses of the Fund are borne, directly or indirectly, by the common stockholders.

Stockholder Transaction Expenses

Sales Load (as a percentage of offering price)	1.00	%(a)
Offering Expenses Borne by the Fund (as a percentage of offering price)	0.43%
Dividend Reinvestment and Voluntary Cash Purchase Plan Fees
Purchase Transactions	0.75	(b)
One-time Fee for Deposit of Stock Certificates	2.50	(b)

	Percentage of Net Assets Attributable to Common Shares
Annual Expenses (as a percentage of net assets attributable to common stock)
Management Fees	1.52	%(c)
Interest on Borrowed Funds	–	%(d)
Other Expenses	0.60	%(e)
Total Annual Expenses	2.12%
Dividends on Preferred Shares	2.68	%(f)
Total Annual Expenses and Dividends on Preferred	4.80%

(a)	G.research, LLC has been engaged by the Fund as a non-exclusive sales manager and will be entitled to compensation at a commission rate of no greater than 1.00% of the gross sale price per share.
(b)	Stockholders participating in the Fund’s Automatic Dividend Reinvestment Plan do not incur any additional fees. Stockholders participating in the Voluntary Cash Purchase Plan would pay $0.75 a per share fee (currently $0.02 per share), which per share fee includes brokerage commissions for transactions to purchase shares of stock and $2.50 plus a per share fee (currently $0.10 per share), which per share fee includes brokerage commissions for transactions to sell stocks. See “Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan.”
(c)	The Investment Adviser’s fee is 1.00% annually of the Fund’s average weekly net assets, plus assets attributable to any outstanding senior securities, with no shares deduction for the liquidation preference of any outstanding preferred shares or the principal amount of any outstanding notes. Consequently, if the Fund has preferred shares or notes outstanding, the investment management fees and other expenses as a percentage of net assets attributable to common stock will be higher than if the Fund does not utilize a leveraged capital structure.
(d)	The Fund has no current intention of borrowing from a lender or issuing notes during the one year following the date of this Annual Report.
(e)	“Other Expenses” are based on estimated amounts for the current year.
(f)	Dividends on Preferred Shares represent the estimated annual distributions on the existing preferred shares outstanding.

Example

The following example illustrates the expenses you would pay on a $1,000 investment in common stock, assuming a 5% annual portfolio total return.*

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$ 48	$ 144	$ 241	$ 485

*	The example should not be considered a representation of future expenses. The example is based on total Annual Expenses and Dividends on Preferred Shares shown in the table above and assumes that the amounts set forth in the table do not change and that all distributions are reinvested at net asset value. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

The example includes Dividends on Preferred Shares. If Dividends on Preferred Shares were not included in the example calculation, the estimated expenses for the 1-, 3-, 5- and 10-year periods in the table above would be as follows (based on the same assumptions as above): $21, $66, $114, and $245, respectively.

S-2

USE OF PROCEEDS

Sales of shares of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the 1933 Act, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange. There is no guaranty that there will be any sales of shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Actual sales, if any, of our common stock under this prospectus supplement and the accompanying prospectus may be less than as set forth in this paragraph. In addition, the price per share of any such sale may be greater or less than the price set forth in this paragraph, depending on the market price of our common stock at the time of any such sale. As a result, the actual net proceeds we receive may be more or less than the amount of net proceeds estimated in this prospectus supplement. Assuming the sale of all shares of our common stock offered under this prospectus supplement and the accompanying prospectus at $4.47 per share (the last reported sales price per share of our common stock on April 15, 2025), we estimate that the net proceeds of this offering will be approximately $22,031,500 after deducting the estimated underwriting discount.

The Investment Adviser anticipates that the investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to substantially be completed within three months; however, changes in market conditions could result in the Fund’s anticipated investment period extending to as long as six months. This could occur if market conditions are unstable to such an extent that the Investment Adviser believes market risk is greater than the benefit of making additional investments at that time. Depending on market conditions and operations, a portion of the cash held by the Fund, including any proceeds raised from the offering, may be used to pay distributions in accordance with the Fund’s distribution policy. Such distribution would constitute a return of capital and should not be considered as dividend yield or the total return from an investment in the Fund.

While it does not currently expect to do so, the Fund may also use the net proceeds from the offering to call, redeem or repurchase shares of its Series G Preferred and Series E Preferred. The distribution rate on both the Series G Preferred and Series E Preferred is 5.125%.

S-3

PRICE RANGE OF COMMON STOCK

The following table sets forth for the quarters indicated, the high and low sale prices on the NYSE per share of our common stock and the net asset value and the premium or discount from net asset value per share at which the common stock were trading, expressed as a percentage of net asset value, at each of the high and low sale prices provided.

	Market Price		Corresponding Net Asset Value (“NAV”) Per Share		Corresponding Premium or Discount as a % of NAV
Quarter Ended	High	Low	High	Low	High	Low
March 31, 2023	$6.08	$5.34	$4.31	$4.00	41.07%	33.50%
June 30, 2023	$6.90	$5.57	$3.96	$4.23	74.24%	31.68%
September 30, 2023	$6.78	$5.79	$4.09	$3.87	65.77%	49.61%
December 31, 2023	$6.18	$4.36	$3.62	$3.38	70.72%	28.99%
March 31, 2024	$6.11	$5.27	$3.75	$3.74	62.93%	40.91%
June 30, 2024	$5.97	$5.27	$3.53	$3.25	69.12%	62.15%
September 30, 2024	$5.40	$4.73	$3.30	$3.64	63.64%	29.95%
December 31, 2024	$5.12	$4.46	$4.00	$3.50	28.00%	27.43%
March 31, 2025	$4.91	$4.49	$3.64	$3.49	34.89%	28.65%

The last reported price for our common stock on April 15, 2025 was $4.47 per share. As of April 15, 2025, the net asset value per share of the Fund’s common stock was $3.17. Accordingly, our common stock traded at a premium to net asset value of 41.01% on April 15, 2025.

S-4

Outstanding Securities

The following information regarding the Fund’s outstanding securities is as of April 15, 2025.

Title of Class	Amount Authorized	Amount Held by Fund or for its Account	Amount Outstanding Exclusive of Amount Held by Fund
Common Stock	187,999,000	–	33,473,461
5.125% Series E Cumulative Preferred Shares	4,500,000	–	1,600,635
5.125% Series G Cumulative Preferred Shares	4,500,000		1,257,165
Other Series of Preferred Shares	–	–	–

S-5

RISK FACTORS AND SPECIAL CONSIDERATIONS

Investing in our common stock involves risk, including the risk that you may receive little or no return on your investment or even that you may lose part or all of your investment. Therefore, before investing in our common stock you should consider carefully the risk factors described in the accompanying prospectus in addition to the risk factors described in this prospectus supplement.

Purchase at a Premium to Net Asset Value

Shares of our common stock have in recent times traded at a premium to net asset value per share which may not be sustainable. If our common stock is trading at a premium to net asset value at the time you purchase shares, you will experience an immediate reduction in the intrinsic value of the shares you purchase in comparison with the market price of the shares. Please see “Price Range of Common Stock” on page S-4 for further information about our historical common stock prices and premium or discount to net asset value.

S-6

RECENT DEVELOPMENTS

Dividends and Distributions

Effective as of April 2025, the Board of Directors of the Fund (the “Board”) determined to begin monthly distributions to the common stockholders of the Fund.

The Fund has declared a $0.14 per share cash distribution (covering the months of April and May) payable on May 22, 2025 to holders of record of our common stock on May 15, 2025, and a $0.08 per share cash distribution payable on June 23, 2025 to holders of record of our common stock on June 13, 2025. The distributions reflect an annualized distribution of $0.88 per share.

The Fund previously paid quarterly distributions in accordance with a "managed distribution policy" adopted pursuant to an exemptive order granted to the Fund by the SEC, which permitted the Fund to distribute long-term capital gains more frequently than the limits provided in the 1940 Act and the rules and regulations thereunder. The Fund no longer intends to rely on this exemptive relief to maintain a managed distribution policy in connection with its monthly distributions.

The Fund currently intends to make monthly cash distributions of all or a portion of its investment company taxable income (which includes ordinary income and realized net short term capital gains) to common stockholders. The Fund also intends to make annual distributions of its realized net long term capital gains, if any. The Fund, however, may make more than one capital gain distribution to avoid paying U.S. federal excise tax. A portion of each distribution may be a return of capital. Various factors will affect the level of the Fund's income. To permit the Fund to maintain more stable distributions, the Fund may from time to time distribute more or less than the entire amount of income earned in a particular period. The Fund's distribution policy may be modified from time to time by the Board as it deems appropriate, including in light of market and economic conditions and the Fund's current, expected and historical earnings and investment performance. Because the Fund's monthly distributions are subject to modification by the Board at any time and the Fund's income will fluctuate, there can be no assurance that the Fund will pay distributions at a particular rate or frequency.

If the Fund does not generate sufficient earnings (dividends and interest income, less expenses, and net realized capital gain) equal to or in excess of the aggregate distributions paid by the Fund in a given year, then the amount distributed in excess of the Fund's earnings would be deemed a return of capital. Since this would be considered a return of a portion of a stockholder's original investment, it is generally not taxable and would be treated as a reduction in the stockholder's cost basis. Stockholders who receive the payment of a distribution consisting of a return of capital may be under the impression that they are receiving net profits when they are not. Stockholders should not assume that the source of a distribution from the Fund is net profit. The distribution rate should not be considered the dividend yield or total return on an investment in the Fund.

S-7

PLAN OF DISTRIBUTION

Under the sales agreement between the Fund, the Investment Adviser and the Sales Manager, upon written instructions from the Fund, the Sales Manager will use its commercially reasonable efforts consistent with its sales and trading practices, to solicit offers to purchase shares of our common stock under the terms and subject to the conditions set forth in the sales agreement. The Sales Manager’s solicitation will continue until we instruct the Sales Manager to suspend the solicitations and offers. We will instruct the Sales Manager as to the amount of common stock to be sold by the Sales Manager. We may instruct the Sales Manager not to sell common stock if the sales cannot be effected at or above the price designated by the Fund in any instruction. We or the Sales Manager may suspend the offering of common stock upon proper notice and subject to other conditions. We may also engage other broker-dealers from time to time to assist us in the sale of our common stock.

The Sales Manager will provide written confirmation to the Fund not later than the opening of the trading day on the NYSE following the trading day on which common stock is sold under the sales agreement. Each confirmation will include the number of shares sold on the preceding day, the net proceeds to the Fund and the compensation payable by the Fund to the Sales Manager in connection with the sales.

We will pay the Sales Manager commissions for its services in acting as agent in the sale of common stock. The Sales Manager will be entitled to compensation at a commission rate of no greater than 1.00% of the gross sale price per share for daily trading amounts up to 2,000 shares of common stock and a commission rate of no greater than 0.75% of the gross sale price per share for daily trading amounts in excess of 2,000 shares of common stock sold under the sales agreement, as may be further agreed upon by the Fund and the Sales Manager from time to time. We have also agreed to pay for certain specified expenses, including filing fees and the fees, disbursements and other charges of counsel for the Sales Manager in an amount not to exceed $50,000.

There is no guarantee that there will be any sales of shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Actual sales, if any, of our common stock under this prospectus supplement and the accompanying prospectus may be less than as set forth in this paragraph. In addition, the price per share of any such sale may be greater or less than the price set forth in this paragraph, depending on the market price of our common stock at the time of any such sale. Assuming 5,000,000 shares of our common stock offered hereby are sold at a price of $4.47 per share, we estimate that the total expenses for this offering, including compensation payable to the Sales Manager under the terms of the sales agreement, would be approximately $318,500.

Settlement for sales of shares of common stock will occur on the first trading day following the date on which such sales are made, or on some other date that is agreed upon by the Fund and the Sales Manager in connection with a particular transaction, in return for payment of the net proceeds to the Fund. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of the common stock on our behalf, the Sales Manager may, and will with respect to sales effected in an “at the market offering”, be deemed to be an “underwriter” within the meaning of the 1933 Act, and the compensation of the Sales Manager may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Sales Manager against certain civil liabilities, including liabilities under the 1933 Act.

The offering of our common stock pursuant to the sales agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject the sales agreement or (ii) the termination of the sales agreement. The sales agreement may be terminated by the Fund in our sole discretion under the circumstances specified in the sales agreement by giving notice to the Sales Manager. In addition, the Sales Manager may terminate the sales agreement under the circumstances specified in the sales agreement by giving notice to the Fund.

The Sales Manager is a wholly owned subsidiary of Morgan Group Holding Co., which, in turn, is controlled by Mario J. Gabelli. As a result of these relationships, Mr. Gabelli is a “controlling person” of the Sales Manager.

The principal business address of the Sales Manager, G.research, LLC, is One Corporate Center, Rye, New York, 10580-1422.

S-8

LEGAL MATTERS

Certain legal matters will be passed on by Venable LLP, Baltimore, MD, counsel to the Fund in connection with the offering of the common stock.

ADDITIONAL INFORMATION

This prospectus supplement, the accompanying prospectus and the documents incorporated herein or therein by reference constitute part of a Registration Statement filed by the Fund with the SEC under the 1933 Act, and the 1940 Act. This prospectus supplement and the accompanying prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the common stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov).

INCORPORATION BY REFERENCE

This prospectus supplement and the accompanying prospectus are part of a registration statement that we have filed with the SEC. We are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings on or after the date of this prospectus supplement and the accompanying prospectus from the date of filing (excluding any information furnished, rather than filed), until we have sold all of the offered securities to which this prospectus supplement and the accompanying prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement in a document incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be automatically modified or superseded to the extent a statement contained in (1) this prospectus supplement and the accompanying prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

•	our annual report on Form N-CSR for the fiscal year ended December 31, 2024, filed with the SEC on March 10, 2025 (the “Annual Report”);
•	our definitive proxy statement on Schedule 14A for our 2025 annual meeting of stockholders, filed with the SEC on March 20, 2025 (the “Proxy Statement”);
•	the description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 001-13039) filed with the SEC on May 23, 1997, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby;
•	the description of our Series E Preferred contained in our Registration Statement on Form 8-A (File No. 001-13039) filed with the SEC on September 25, 2017, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby;
•	the description of our Series G Preferred contained in our Registration Statement on Form 8-A (File No. 001-13039) filed with the SEC on December 20, 2019, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby;
•	the report of PricewaterhouseCoopers LLP included in our annual report on Form N-CSR for the fiscal year ended December 31, 2024.

S-9

To obtain copies of these filings, see “Additional Information” on page S-9 in this prospectus supplement and page 40 of the accompanying prospectus. We will also provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus are delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus. You should direct requests for documents by writing to:

Investor Relations

The Gabelli Multimedia Trust Inc.
One Corporate Center
Rye, NY 10580-1422
(914) 921-5070

This prospectus supplement and the accompanying prospectus are also available on our website at http://www.gabelli.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of this prospectus supplement or accompanying prospectus.

S-10

BASE PROSPECTUS

dated April 19, 2024

$400,000,000
THE GABELLI MULTIMEDIA TRUST INC.

Common Stock
Preferred Stock
Subscription Rights to Purchase Common Stock
Subscription Rights to Purchase Preferred Stock

Investment Objectives. The Gabelli Multimedia Trust Inc. (the “Fund”) is registered as a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). Although the Fund is registered as a non-diversified fund, it has operated as a diversified fund for over three years. Therefore, the 1940 Act obliges the Fund to continue to operate as a diversified fund unless the Fund obtains stockholder approval to operate as a non-diversified fund. The Fund’s primary investment objective is long-term growth of capital, primarily through investment in a portfolio of common stock and other securities of foreign and domestic companies involved in the telecommunications, media, publishing, and entertainment industries. Income is a secondary objective of the Fund. Gabelli Funds, LLC (the “Investment Adviser”) serves as investment adviser to the Fund. Under normal market conditions, the Fund will invest at least 80% of the value of its net assets, plus borrowings for investment purposes, in common stock and other securities, including convertible securities, preferred stock, options, and warrants of companies in the telecommunications, media, publishing, and entertainment industries (the “80% Policy”). A company will be considered to be in these industries if it derives at least 50% of its revenues or earnings from, or devotes at least 50% of its assets to, the indicated activities or multimedia related activities. The 80% Policy may be changed without stockholder approval. The Fund will provide stockholders with notice at least sixty days prior to the implementation of any change in the 80% Policy. The Fund was organized as a Maryland corporation on March 31, 1994 and commenced its investment operations on November 15, 1994. An investment in the Fund is not appropriate for all investors. No assurances can be given that the Fund’s objectives will be achieved.

We may offer, from time to time, in one or more offerings, our common stock or preferred stock, each having a par value of $0.001 per share, or our subscription rights to purchase our common stock or preferred stock. Shares may be offered at prices and on terms to be set forth in one or more supplements to this Prospectus (each a “Prospectus Supplement”). You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest in our shares.

Our shares may be offered directly to one or more purchasers, through agents designated from time to time by us, or to or through underwriters or dealers. The Prospectus Supplement relating to the offering will identify any agents or underwriters involved in the sale of our shares, and will set forth any applicable purchase price, fee, commission, or discount arrangement between us and our agents or underwriters, or among our underwriters, or the basis upon which such amount may be calculated. The Prospectus Supplement relating to any sale of preferred stock will set forth the liquidation preference and information about the dividend period, dividend rate, any call protection or non-call period and other matters. We may not sell any of our shares through agents, underwriters or dealers without delivery of a Prospectus Supplement describing the method and terms of the particular offering of our shares.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “GGT.” Our Series C Auction Rate Cumulative Preferred Stock (“Series C Auction Rate Preferred”) is not listed on a stock exchange. Our 5.125% Series E Cumulative Preferred Stock (“Series E Preferred”) and 5.125% Series G Cumulative Preferred Stock (“Series G Preferred”) are listed on the NYSE under the symbols “GGT PrE” and “GGT PrG” respectively (and together with the Series C Auction Rate Preferred, “Preferred Stock”). On April 10, 2024, the last reported sale price of our common stock was $5.53. The net asset value of the Fund’s common stock at the close of business on April 10, 2024 was $3.46 per share. Shares of closed-end funds could trade at a discount from net asset value. This creates a risk of loss for an investor purchasing shares in a public offering.

Investing in the Fund’s shares involves risks. See “Risk Factors and Special Considerations” on page 12 and “Additional Fund Information—Risk Factors and Special Considerations” in the Fund’s Annual Report for factors that should be considered before investing in shares of the Fund.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities have not been approved or disapproved by any securities regulatory authority in Canada. This offering will not be made in any province in Canada where it is not permitted by law.

This Prospectus may not be used to consummate sales of shares by us through agents, underwriters, or dealers unless accompanied by a Prospectus Supplement.

This Prospectus sets forth concisely the information about the Fund that a prospective investor should know before investing. You should read this Prospectus, which contains important information about the Fund, before deciding whether to invest in the shares, and retain it for future reference. A Statement of Additional Information (the “SAI”), dated April 19, 2024 containing additional information about the Fund, has been filed with the Securities and Exchange Commission and is incorporated by reference in its entirety into this Prospectus. You may request a free copy of the Fund’s Annual and Semiannual Reports, the SAI, the table of contents of which is on page 44 of this Prospectus, request other information about us, and make stockholder inquiries by calling (800) GABELLI (422-3554), or by writing to the Fund. You may also obtain a copy of the Statement of Additional Information (and other information regarding the Fund) from the SEC’s website (http://www.sec.gov). Our annual and semiannual reports are also available on our website (www.gabelli.com). The Statement of Additional Information is only updated in connection with an offering and is therefore not available on the Fund’s website. Information on, or accessible through, the Fund’s website is not a part of, and is not incorporated into, this Prospectus.

Our shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other government agency.

You should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer to sell these securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus and any applicable Prospectus Supplement is accurate as of any date other than the date of this Prospectus or the date of the applicable Prospectus Supplement.

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Prospectus Summary

This is only a summary. This summary may not contain all of the information that you should consider before investing in our securities. You should review the more detailed information contained or incorporated by reference in this prospectus (this “Prospectus”), including the sections titled “Risk Factors and Special Considerations” beginning on page 12 and in the Annual Report, the applicable Prospectus Supplement and the Statement of Additional Information, dated  April 19, 2024 (the “SAI”).

The Fund

The Gabelli Multimedia Trust Inc. is registered as a non-diversified, closed-end management investment company organized as a Maryland corporation on March 31, 1994. Throughout this Prospectus, we refer to The Gabelli Multimedia Trust Inc. as the “Fund,” or as “we.” Although the Fund is registered as a non-diversified fund, it has operated as a diversified fund for over three years. Therefore, the 1940 Act obliges the Fund to continue to operate as a diversified fund unless the Fund obtains stockholder approval to operate as a non-diversified fund. See “The Fund.”

The Offering

We may offer, from time to time, in one or more offerings, our common or preferred stock, $0.001 par value per share. The shares may be offered at prices and on terms to be set forth in one or more supplements to this Prospectus (each a “Prospectus Supplement”). We may also offer subscription rights to purchase our common or preferred stock. The offering price per share of our common stock will not be less than the net asset value per share of our common stock at the time we make the offering, exclusive of any underwriting commissions or discounts, provided that transferable rights offerings that meet certain conditions may be offered at a price below the then current net asset value. See “Rights Offerings.” You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest in our shares. Our shares may be offered directly to one or more purchasers, through agents designated from time to time by us, or to or through underwriters, or dealers. The Prospectus Supplement relating to the offering will identify any agents, underwriters, or dealers involved in the sale of our shares, and will set forth any applicable purchase price, fee, commission or discount arrangement between us and our agents or underwriters, or among our underwriters, or the basis upon which such amount may be calculated. The Prospectus Supplement relating to any sale of preferred stock will set forth the liquidation preference and information about the dividend period, dividend rate, any call protection or non-call period and other matters. We may not sell any of our shares through agents, underwriters or dealers without delivery of a Prospectus Supplement describing the method and terms of the particular offering of our shares.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “GGT.” Our Series C Auction Rate Cumulative Preferred Stock (“Series C Auction Rate Preferred”) is not listed on a stock exchange. Our 5.125% Series E Cumulative Preferred Stock (“Series E Preferred”) and 5.125% Series G Cumulative Preferred Stock (“Series G Preferred”) are listed on the NYSE under the symbols “GGT PrE” and “GGT PrG” respectively (and together with the Series C Auction Rate Preferred, “Preferred Stock”). The Series C Auction Rate Preferred, the Series E Preferred and the Series G Preferred have the same seniority with respect to distributions and liquidation preference. On April 10, 2024, the last reported sale price of our common stock was $5.53. The net asset value of the Fund’s common stock at the close of business on April 10, 2024, was $3.46 per share. As of April 10, 2024, the Fund had outstanding 28,170,533 shares of common stock; 10 shares of Series C Auction Rate Preferred, 1,678,698 shares of Series E Preferred and 1,385,949 shares of Series G Preferred.

Investment Objectives and Policies

The Fund’s primary investment objective is long-term growth of capital, primarily through investment in a portfolio of common stock and other securities of foreign and domestic companies involved in the telecommunications, media, publishing, and entertainment industries. Income is a secondary objective of the Fund. The investment objectives of long-term growth of capital and income are fundamental policies of the Fund. The Fund’s policy of concentration in companies in the telecommunications, media, publishing, and entertainment industries is also a fundamental policy of the Fund. Under normal market conditions, the Fund will invest at least 80% of the value of its net assets, plus borrowings for investment purposes, in common stock and other securities, including convertible securities, preferred stock, options, and warrants of companies in the telecommunications, media, publishing, and entertainment industries (the “80% Policy”). The Fund may invest in companies of any size market capitalization. The Fund may also invest, without limitation, in foreign securities. The Fund may also invest in securities of companies located in emerging markets.

A company will be considered to be in these industries if it derives at least 50% of its revenues or earnings from, or devotes at least 50% of its assets to, the indicated activities or multimedia related activities. The 80% Policy may be changed without stockholder approval. The Fund will provide stockholders with notice at least sixty days prior to the implementation of any change in the 80% Policy.

No assurance can be given that the Fund’s investment objectives will be achieved. See “Investment Objectives and Policies” in the Prospectus.

Common Stock

Currently, 196,750,000 shares of the Fund’s capital stock, which includes the common stock being registered with this registration statement, have been classified by the Board of Directors of the Fund (the “Board”) or any duly authorized committee thereof as common stock, par value $0.001 per share. Holders of the common stock are entitled to one vote per share held. Holders of the common stock are entitled to share equally in distributions authorized by the Fund’s Board payable to the holders of such shares and in the net assets of the Fund available on liquidation for distribution to holders of such shares. The shares of common stock have noncumulative voting rights and no conversion, preemptive or other subscription rights, and are not redeemable. In the event of liquidation, each share of Fund common stock is entitled to its proportion of the Fund’s assets after payment of debts and expenses and the amounts payable to holders of the Fund’s preferred stock ranking senior to the shares of common stock of the Fund. As of April 10, 2024, the net assets of the Fund attributable to its shares of common stock were $97,416,270. As of April 10, 2024, 28,170,533 shares of common stock of the Fund were outstanding.

Preferred Stock

On December 18, 2019, the Fund completed the placement of $50,000,000 of the Series G Preferred and on September 26, 2017, the Fund completed the placement of $50,000,000 of the Series E Preferred. On March 31, 2003, the Fund completed the placement of $25 million of Series C Auction Rate Preferred. The Preferred Stock is senior to the common stock and results in the financial leveraging of the common stock. Such leveraging tends to magnify both the risks and opportunities to common stockholders. Dividends on the Preferred Stock are cumulative. The Fund is required by the 1940 Act and by the articles supplementary classifying and designating the series of Preferred Stock (the “Articles Supplementary”) to meet certain asset coverage tests with respect to the Preferred Stock. If the Fund fails to meet these requirements and does not correct such failure, the Fund may be required to redeem, in part or in full, the Preferred Stock. For the Series C Auction Rate Preferred, the redemption price is $25,000 per share plus an amount equal to any accumulated but unpaid dividends (whether or not earned or declared) to the redemption date. For the Series E Preferred, the redemption price is $25 per share plus an amount equal to any accumulated but unpaid dividends (whether or not earned or declared) to the redemption date. For the Series G Preferred, the redemption price is $25 per share plus an amount equal to any accumulated but unpaid dividends (whether or not earned or declared) to the redemption date. Dividend rates for the Series C Auction Rate Preferred are cumulative at a rate that may be reset every seven days based on the results of an auction, or not in excess of a maximum rate. Additionally, failure to meet the foregoing asset coverage requirements could restrict the Fund’s ability to pay dividends to common stockholders and could lead to sales of portfolio securities at inopportune times. If the Fund has insufficient investment income and gains, all or a portion of the distributions to preferred stockholders would come from the common stockholders’ capital. Such distributions reduce the net assets attributable to common stockholders since the liquidation value of the preferred stockholders is constant.

As of April 10, 2024, the Fund had 10 shares of Series C Auction Rate Preferred outstanding, 1,678,698 shares of Series E Preferred outstanding and 1,385,949 shares of Series G Preferred outstanding.

The Fund may issue additional series of preferred stock to leverage its investments. If the Fund’s Board (each member of the Board individually, a “Director”) determines that it may be advantageous to the holders of the Fund’s common stock for the Fund to utilize such leverage, the Fund may issue additional series of preferred stock. Any preferred stock issued by the Fund will pay distributions either at a fixed rate or at rates that will be reset frequently based on short-term interest rates. Leverage creates a greater risk of loss as well as a potential for more gains for the common stock than if leverage were not used. See “Risk Factors and Special Considerations—Leverage Risk” in the Annual Report. The Fund may also engage in investment management techniques which will not be considered senior securities if the Fund complies with Rule 18f-4 under the 1940 Act.

Dividends and Distributions

Preferred Stock Distributions. In accordance with the 1940 Act, all preferred stock of the Fund must have the same seniority with respect to distributions. Accordingly, no full distribution will be declared or paid on any series of preferred stock of the Fund for any dividend period, or part thereof, unless full cumulative dividends and distributions due through the most recent dividend payment dates for all series of outstanding preferred stock of the Fund are declared and paid. If full cumulative distributions due have not been declared and made on all outstanding preferred stock of the Fund, any distributions on such preferred stock will be made as nearly pro rata as possible in proportion to the respective amounts of distributions accumulated but unmade on each such series of preferred stock on the relevant dividend payment date.

In the event that for any calendar year the total distributions on shares of the Fund’s preferred stock exceed the Fund’s current and accumulated earnings and profits allocable to such shares, the excess distributions will generally be treated as a tax-free return of capital (to the extent of the stockholder’s tax basis in the shares). Stockholders should not assume that the source of a distribution from the Fund is net profit. Distributions sourced from paid-in capital should not be considered the current yield or the total return from an investment in the Fund. The amount treated as a tax-free return of capital will reduce a stockholder’s adjusted tax basis in the preferred stock, thereby increasing the stockholder’s potential taxable gain or reducing the potential loss on the sale of the shares.

The distributions to the Fund’s preferred stockholders for the fiscal year ended December 31, 2023, were comprised of net investment income and return of capital. The Fund did not make return of capital distributions to preferred stockholders in 2010-2021. The Fund made return of capital distributions to preferred stockholders in 2022.

Fixed Rate Preferred Stock. Distributions on Fixed Rate Preferred Stock, at the applicable annual rate of the per share liquidation preference, are cumulative from the original issue date and are payable, when, as and if authorized by the Board and declared by the Fund, out of funds legally available therefor.

Auction Rate Preferred Stock. The holders of Auction Rate Preferred Stock are entitled to receive cash distributions, stated at annual rates of the applicable per share liquidation preference, that vary from dividend period to dividend period. Dividend rates for the Series C Auction Rate Preferred are cumulative at a rate that may be reset every seven days based on the results of an auction, or not in excess of a maximum rate.

Common Stock Distributions. In order to allow its common stockholders to realize a predictable, but not assured, level of cash flow and some liquidity periodically on their investment without having to sell shares, the Fund has adopted a managed distribution policy, which may be changed at any time by the Board, of paying a minimum annual distribution of 10% of the average net asset value of the Fund to common stockholders. In the event the Fund does not generate a total return from dividends and interest received and net realized capital gains in an amount equal to or in excess of its stated distribution in a given year, the Fund may return capital as part of such distribution, which may have the effect of decreasing the asset coverage per share with respect to the Fund’s preferred stock. Distributions on the Fund’s common stock may contain a return of capital. Any return of capital should not be considered by investors as yield or total return on their investment in the Fund. Distributions sourced from return of capital should not be considered as dividend yield or the total return from an investment in the Fund. Stockholders who periodically receive the payment of a dividend or other distribution consisting of a return of capital may be under the impression that they are receiving net profits when they are not. Stockholders should not assume that the source of a distribution from the Fund is net profit. The composition of each distribution is estimated based on the earnings of the Fund as of the record date for each distribution. The actual composition of each of the current year’s distributions will be based on the Fund’s investment activity through the end of the calendar year.

For the fiscal year ended December 31, 2023, the Fund made distributions of $0.88 per share of common stock, all of which was deemed a return of capital. The composition of each distribution is estimated based on the earnings of the Fund as of the record date for each distribution. The actual composition of each of the current year’s distributions will be based on the Fund’s investment activity through the end of the calendar year.

Limitations on Distributions. If at any time the Fund has borrowings outstanding, the Fund will be prohibited from paying any distributions on any of its common stock (other than in additional stock), and from repurchasing any of its common stock or preferred stock, unless, the value of its total assets, less certain ordinary course liabilities, exceed 300% of the amount of the debt outstanding and exceed 200% of the sum of the amount of debt and preferred stock outstanding. In addition, in such circumstances the Fund will be prohibited from paying any sister distributions on its preferred stock unless the value of its total assets, less certain ordinary course liabilities, exceed 200% of the amount of debt outstanding. See “Dividends and Distributions.”

Use of Proceeds

Unless otherwise specified in a prospectus supplement, the Fund will invest the net proceeds of any offering in accordance with the Fund’s investment objectives and policies, and may use a portion of such proceeds, depending on market conditions, for other general corporate purposes, including the continuation of the Fund’s managed distribution policy. The Investment Adviser anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to be substantially completed in approximately three months; however, the identification of appropriate investment opportunities pursuant to the Investment Adviser’s investment style or changes in market conditions may cause the investment period to extend as long as six months. The Fund may also use net proceeds to redeem existing series of Preferred Stock. Pending such investment, the proceeds will be held in high quality short-term debt securities and instruments. See “Use of Proceeds.”

Exchange Listing

The Fund’s common stock is listed on the NYSE, under the trading or “ticker” symbol “GGT.” Currently, the Series E Preferred and Series G Preferred are listed on the NYSE under the symbol “GGT PrE” and “GGT PrG” respectively. The Series C Auction Rate Preferred is not listed on a stock exchange. Any additional series of fixed rate preferred stock would also likely be listed on a stock exchange. See “Description of Capital Stock.”

Market Price of Shares

Shares of common stock of closed-end investment companies often trade on an exchange at prices lower than their net asset value. Shares of common stock of closed-end investment companies may trade during some periods at prices higher than their net asset value and during other periods at prices lower than their net asset value. The Fund cannot assure you that its common stock will trade at a price higher than or equal to net asset value. The Fund’s net asset value will be reduced immediately following this offering by the sales load and the amount of the offering expenses paid by the Fund. See “Use of Proceeds.”

In addition to net asset value, the market price of the Fund’s common stock may be affected by such factors as the Fund’s dividend and distribution levels (which are affected by expenses) and stability, market liquidity, market supply and demand, unrealized gains, general market and economic conditions, and other factors. See “Risk Factors and Special Considerations,” “Description of Capital Stock,” “Repurchase of Common Stock” and “Additional Fund Information—Risk Factors and Special Considerations” in the Annual Report.

The common stock is designed primarily for long term investors, and you should not purchase shares of common stock of the Fund if you intend to sell them shortly after purchase.

Fixed rate preferred stock may also trade at premiums to or discounts from their liquidation preference for a variety of reasons, including changes in interest rates.

Risk Factors and Special Considerations

Risk is inherent in all investing and you could lose all or any portion of the amount you invest in our securities. Therefore, before investing in our securities, you should consider the risks described in this Prospectus, the Fund’s Annual Report and any Prospectus Supplement carefully. The following is only a summary of certain risks of investing in the Fund described in more detail in the Fund’s Annual Report and elsewhere in this Prospectus and any applicable Prospectus Supplement. Before you invest, you should read the full summary of the risks of investing in the Fund, beginning on page 12 of this Prospectus under the heading “Risk Factors and Special Considerations,” in any accompanying Prospectus Supplement, and under the heading “Additional Fund Information—Risk Factors and Special Considerations” in the Annual Report.

Risks related to the Fund’s portfolio investments include risks related to:

●	the Fund’s concentration in the telecommunications, media, publishing, and entertainment industries;

●	investing in securities of foreign and emerging market issuers;

●	investing in equity securities, convertible securities, and non-investment grade securities (commonly known as “high-yield securities” or “junk bonds”);

●	lending of portfolio securities;

●	use of financial leverage; and

●	derivative transactions.

Special risks to investors in the Fund’s common stock include risks relating to the Fund’s common stock distribution policy, dividends and use of leverage, the common stock’s market price and liquidity, dilution and portfolio turnover.

Special risks to investors in the Fund’s preferred stock include risks relating to the preferred stock’s market price and liquidity, distributions on the preferred stock, redemption, reinvestment and subordination.

Special risks to holders of the Fund’s subscription rights include risks relating to dilution, market price for subscription rights and the value of the rights.

Other general risks include risks related to:

●	the Fund’s long term investment horizon, management and dependence on key personnel;

●	market risks, market disruptions and geopolitical events, economic events and market events, government intervention in the financial markets, and inflation;

●	the anti-takeover provisions in the Fund’s Governing Documents; and

●	the Fund’s status as a RIC for U.S. federal income tax purposes.

Management and Fees

Gabelli Funds, LLC serves as the Fund’s investment adviser. The Investment Adviser’s fee is computed weekly and paid monthly, equal on an annual basis to 1.00% of the Fund’s average weekly net assets including the liquidation value of preferred stock. The fee paid by the Fund may be higher when leverage in the form of preferred stock is utilized, giving the Investment Adviser an incentive to utilize such leverage. However, the Investment Adviser has agreed to reduce the management fee on the incremental assets attributable to the currently outstanding Series C Auction Rate Preferred Stock during the fiscal year if the total return of the net asset value of the common stock of the Fund, including distributions and advisory fees subject to reduction for that year, does not exceed the stated dividend rate or corresponding swap rate of the Series C Auction Rate Preferred Stock for the period. In other words, if the effective cost of the leverage for the Series C Auction Rate Preferred Stock exceeds the total return (based on net asset value) on the Fund’s common stock, the Investment Adviser will reduce that portion of its management fee on the incremental assets attributable to the Series C Auction Rate Preferred Stock to mitigate the negative impact of that leverage on the common stockholder’s total return. The Investment Adviser currently intends that the voluntary advisory fee waiver will remain in effect for as long as the Series C Auction Rate Cumulative Preferred Stock is outstanding. This fee waiver does not apply to any other series of preferred stock. The Investment Adviser, however, reserves the right to modify or terminate the voluntary advisory fee waiver at any time. The Fund’s total return on the net asset value of the common stock is monitored on a monthly basis to assess whether the total return on the net asset value of the common stock exceeds the stated dividend rate or corresponding swap rate of each particular series of preferred stock for the period.

The test to confirm the accrual of the management fee on the assets attributable to each particular series of preferred stock is annual. The Fund will accrue for the management fee on these assets during the fiscal year if it appears probable that the Fund will incur the management fee on those additional assets. See “Management of the Fund.”

For the year ended December 31, 2023, the Fund’s total return on the net asset value of the common stock exceeded the stated dividend rate of the outstanding Series C Auction Rate Preferred Stock. Thus, management fees with respect to these assets were earned.

A discussion regarding the basis for the Board’s approval of the continuation of the investment advisory contract of the Fund is available in the Fund’s semiannual report to stockholders for the six months ended June 30, 2023.

Repurchase of Common Stock

The Board has authorized the Fund to repurchase shares of its common stock on the open market when the shares are trading at a discount of 5% or more (or such other percentage as the Board may determine from time to time) from the net asset value of the shares. Although the Fund’s Board has authorized such repurchases, the Fund is not required to repurchase its common stock. In total through December 31, 2023, the Fund repurchased 1,595,468 shares. Such repurchases are subject to certain notice and other requirements under the 1940 Act. See “Repurchase of Common Stock.”

Anti-Takeover Provisions

Certain provisions of Maryland law and of the Fund’s charter (the “Charter”) and the Bylaws of the Fund, as amended from time to time (the “Bylaws” and, together with the Charter, the “Governing Documents”), may be regarded as “anti-takeover” provisions. Pursuant to these provisions, only one of the three classes of Directors is elected each year, and the affirmative vote or consent of the holders of 66 2/3% of the Fund’s outstanding shares of each class (voting separately) is required to authorize the conversion of the Fund from a closed-end to an open-end investment company.

The Fund is organized as a Maryland corporation and elected, by resolution unanimously adopted by the Board of Directors of the Fund in accordance with Section 3-702(c)(4) of the Maryland General Corporation Law (the “MGCL”), to be subject to the Maryland Control Share Acquisition Act (the “Control Share Act”). The Control Share Act only applies to acquisitions of Fund shares on or after February 16, 2023. The Control Share Act provides for a series of voting power thresholds above which shares are considered control shares. Once a threshold is reached, an acquirer has no voting rights under the Control Share Act with respect to shares acquired in excess of that threshold (i.e., the “control shares”) unless approved by stockholders of the Fund. Approval by the stockholders requires the affirmative vote of two-thirds of all votes entitled to be cast on the matter, excluding shares held by the acquirer and its associates as well as shares held by certain insiders of the Fund. Further approval by the Fund’s stockholders would be required with respect to additional acquisitions of control shares above the next applicable threshold level. The Board is permitted, but not obligated to, exempt specific acquisitions or classes of acquisitions of control shares.

The foregoing is only a summary of the material terms of the Control Share Act. Stockholders should consult their own counsel with respect to the application of the Control Share Act to any particular circumstance. Some uncertainty around the general application under the 1940 Act of state control share statutes exists as a result of recent court decisions which have held that control share acquisition provisions in funds’ governing documents are not consistent with the 1940 Act. Additionally, in some circumstances uncertainty may also exist in how to enforce the control share restrictions contained in state control share statutes against beneficial owners who hold their shares through financial intermediaries.

The overall effect of these provisions and other provisions applicable to principal stockholders of the Fund, if any, may render more difficult the accomplishment of a merger with, or the assumption of control by, a principal stockholder. These provisions may have the effect of depriving Fund stockholders of an opportunity to sell their stock at a premium to the prevailing market price. See “Certain Provisions of the Fund’s Governing Documents and Maryland Law.”

Custodian

State Street Bank and Trust Company (the “Custodian”), located at One Lincoln Street, Boston, Massachusetts 02111, serves as the custodian of the Fund’s assets pursuant to a custody agreement. Under the custody agreement, the Custodian holds the Fund’s assets in compliance with the 1940 Act. For its services, the Custodian will receive a monthly fee based upon the average weekly value of the total assets of the Fund, plus certain charges for securities transactions.

Transfer Agent, Auction Agent, and Dividend Disbursing Agent

Computershare Trust Company, N.A. (“Computershare”), located at 150 Royall Street, Canton, Massachusetts 02021, serves as the Fund’s dividend disbursing agent, as agent under the Fund’s automatic dividend reinvestment and voluntary cash purchase plan (the “Plan”), and as transfer agent and registrar with respect to the common stock of the Fund. Computershare also serves as the transfer agent, registrar, dividend paying agent, and redemption agent with respect to the Series E Preferred and Series G Preferred.

The Bank of New York Mellon, located at 101 Barclay Street, New York, New York 10286, serves as the auction agent, transfer agent, registrar, dividend paying agent, and redemption agent with respect to the Series C Auction Rate Preferred. See “Custodian, Transfer Agent, Auction Agent, and Dividend Disbursing Agent.”

Summary of Fund Expenses

The information contained under the heading “Additional Fund Information—Summary of Fund Expenses” in the Fund’s Annual Report is incorporated herein by reference.

Use of Proceeds

Unless otherwise specified in a prospectus supplement, the Fund will invest the net proceeds of any offering in accordance with the Fund’s investment objectives and policies, and may use a portion of such proceeds, depending on market conditions, for other general corporate purposes, including the continuation of the Fund’s managed distribution policy. The Investment Adviser expects that it will initially invest the proceeds of the offering in high quality short-term debt securities and instruments. The Investment Adviser anticipates that the investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to be substantially completed within three months; however, the identification of appropriate investment opportunities pursuant to the Fund’s investment style or changes in market conditions may cause the result in the Fund’s anticipated investment period extending to as long as six months. The Investment Adviser may also use the net proceeds to redeem existing series of Preferred Stock.

The Fund

The Fund is registered as a non-diversified, closed-end management investment company registered under the 1940 Act. Although the Fund is registered as a non-diversified fund, it has operated as a diversified fund for over three years. Therefore, the 1940 Act obliges the Fund to continue to operate as a diversified fund unless the Fund obtains stockholder approval to operate as a non-diversified fund. The Fund was organized as a Maryland corporation on March 31, 1994. The Fund commenced its investment operations on November 15, 1994. The Fund’s principal office is located at One Corporate Center, Rye, New York 10580-1422.

Investment Objective and Policies

Investment Objectives

The Fund’s primary investment objective is to achieve long-term growth of capital by investing primarily in the common stock and other securities of foreign and domestic companies involved in the telecommunications, media, publishing, and entertainment industries. Income is the secondary investment objective. The investment objectives of long-term growth of capital and income are fundamental policies of the Fund. The Fund’s policy of concentration in companies in the telecommunications, media, publishing, and entertainment industries is also a fundamental policy of the Fund.

Under normal market conditions, the Fund will invest at least 80% of the value of its net assets, plus borrowings for investment purposes, in common stock and other securities, including convertible securities, preferred stock, options, and warrants of companies in the telecommunications, media, publishing, and entertainment industries (the “80% Policy”). The Fund may invest in companies of any size market capitalization. The Fund may invest, without limitation, in foreign securities. The Fund may also invest in securities of companies located in emerging markets.

A company will be considered to be in these industries if it derives at least 50% of its revenues or earnings from, or devotes at least 50% of its assets to, the indicated activities or multimedia related activities. The 80% Policy may be changed without stockholder approval. The Fund will provide stockholders with notice at least sixty days prior to the implementation of any change in the 80% Policy.

The information contained under the heading “Additional Fund Information—Investment Objectives and Policies” in the Fund’s Annual Report is incorporated herein by reference.

Risk Factors and Special Considerations

The information contained under the heading “Additional Fund Information—Risk Factors and Special Considerations” in the Fund’s Annual Report is incorporated herein by reference.

How the Fund Manages Risk

The information contained under the heading “Additional Fund Information—How the Fund Manages Risk” in the Fund’s Annual Report is incorporated herein by reference.

Management of the Fund

The information contained under the heading “Additional Fund Information—Management of the Fund” in the Fund’s Annual Report is incorporated herein by reference.

Portfolio Transactions

Principal transactions are not entered into with affiliates of the Fund. However, G.research an affiliate of the Investment Adviser, may execute portfolio transactions on stock exchanges and in the over-the-counter markets on an agency basis and receive a stated commission therefrom. For a more detailed discussion of the Fund’s brokerage allocation practices, see “Portfolio Transactions” in the SAI.

Dividends and Distributions

The Fund may retain for reinvestment, and pay the resulting federal income taxes on, its net capital gain, if any, although the Fund reserves the authority to distribute its net capital gain in any year. Under the Fund’s current distribution policy, which may be modified at any time by its Board of Directors, the Fund intends to pay to holders of the Fund’s common stock, a minimum annual distribution of 10% of the average net asset value of the Fund within a calendar year or an amount sufficient to satisfy the minimum distribution requirements of the Code, whichever is greater. Distributions on the Fund’s common stock may contain a return of capital. The average net asset value of the Fund is based on the average net asset values as of the last day of the four preceding calendar quarters during the year. Distributions of net investment income generally are taxable to stockholders as ordinary income dividends. If, for any calendar year, the total distributions exceed net investment income and net capital gain, the excess will generally be treated as a tax-free return of capital up to the amount of a stockholder’s tax basis in the stock. The amount treated as a tax-free return of capital will reduce a stockholder’s tax basis in the stock, thereby increasing such stockholder’s potential taxable gain or reducing his or her potential taxable loss on the sale of the stock. The return of capital is not a dividend or capital gain and may reduce your investment in the Fund. Any amounts distributed to a stockholder in excess of the basis of the stock will be taxable to the stockholder as capital gain. The Fund distributed a return of capital in 2023. See “Taxation.”

In the event the Fund distributes amounts in excess of its net investment income and net capital gain, such distributions will decrease the Fund’s total assets and, therefore, have the likely effect of increasing the Fund’s expense ratio. In addition, in order to make distributions, the Fund might have to sell a portion of its investment portfolio at a time when independent investment judgment might not dictate such action.

The Fund, along with other registered investment companies advised by the Investment Adviser, has obtained an exemption from Section 19(b) of the 1940 Act and Rule 19b-1 thereunder permitting the Fund to make periodic distributions of long-term capital gains provided that any distribution policy of the Fund with respect to its common stock calls for periodic (e.g., quarterly or semiannually, but in no event more frequently than monthly) distributions in an amount equal to a fixed percentage of the Fund’s average net asset value over a specified period of time or market price per share of common stock at or about the time of distribution or payment of a fixed dollar amount. The exemption also permits the Fund to make distributions with respect to its preferred stock in accordance with such stock’s terms.

If the total distributions required by a periodic payment policy exceed the Fund’s net investment income and net capital gain, the excess will be treated as a return of capital. Stockholders may periodically receive the payment of cash distributions from the Fund, which may consist of either a distribution of net profits or a return of capital or a combination of the two. Stockholders should not assume that the source of a distribution from the Fund is net profit. Distributions sourced from paid-in-capital should not be considered the current yield or the total return from an investment in the Fund. If the Fund’s net investment income (including net short-term capital gains) and net long-term capital gains for any year exceed the amount required to be distributed under a periodic payment policy, the Fund generally intends to pay such excess once a year, but may, in its discretion, retain and not distribute net long-term capital gains to the extent of such excess. See “Automatic Dividend Reinvestment and Voluntary Cash Purchase Plans.”

Automatic Dividend Reinvestment and Voluntary Cash Purchase Plans

The information contained under the heading “Additional Fund Information—Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan” in the Fund’s Annual Report is incorporated herein by reference.

Description of Capital Stock

The following is a brief description of the terms of the Fund’s common stock and preferred stock. This description does not purport to be complete and is qualified by reference to the Fund’s Governing Documents. For complete terms of the common stock and preferred stock, please refer to the actual terms of such series, which are set forth in the Governing Documents.

Common Stock

The Fund is currently authorized to issue two hundred million (200,000,000) shares, all of which were initially classified and designated as common stock, par value $0.001 per share. The Board has the authority to classify and reclassify any authorized but unissued shares of stock from time to time. Of the Fund’s two hundred million (200,000,000) shares initially classified and designated as common stock, 12,001,000 have been reclassified as preferred stock. Each share within a particular class or series thereof has equal voting, dividend, distribution and liquidation rights. There are no conversion or preemptive rights in connection with any outstanding stock of the Fund. The common stock of the Fund is not redeemable and has no preemptive, conversion or cumulative voting rights. In addition, shares of the Fund’s common stock will, when issued, be fully paid and non-assessable. In the event of liquidation, each share of Fund common stock is entitled to its proportion of the Fund’s assets after payment of debts and expenses and the amounts payable to holders of the Fund’s preferred stock ranking senior to the shares of common stock of the Fund as described below.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Subject to certain exceptions summarized below, the charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

The common stock of the Fund is listed on the NYSE under the symbol “GGT” and began trading November 14, 1994. As of April 10, 2024, 28,170,533 shares of common stock were outstanding. The average weekly trading volume of the common stock on the NYSE during the period from January 1, 2023 through December 31, 2023, was 272,831 shares.

Shares of closed-end investment companies often trade on an exchange at prices lower than net asset value. The Fund’s common stock has traded in the market at both premiums to and discounts from net asset value.

Preferred Stock

The Governing Documents provide that the Board may authorize and issue senior securities with rights as determined by the Board, by action of the Board without the approval of the holders of the common stock. Holders of common stock have no preemptive right to purchase any senior securities that might be issued. Currently, 12,001,000 shares of the Fund’s capital stock have been classified by the Board as preferred stock, par value $0.001 per share. The Fund’s Board may reclassify authorized and unissued common stock of the Fund, as preferred stock prior to the completion of any offering. The terms of each series of preferred stock may be fixed by the Board and may materially limit and/or qualify the rights of the holders of the Fund’s common stock. As of April 10, 2024, the Fund had outstanding 10 shares of preferred stock designated as Series C Auction Rate Preferred, 1,678,698 shares of preferred stock designated as Series E Preferred, and 1,385,949 shares of preferred stock designated as Series G Preferred.

Dividends on the Series C Auction Rate Preferred accumulate at a variable rate, usually set at a weekly auction. The liquidation preference of the Series C Auction Rate Preferred is $25,000 per share. The Fund generally may redeem the outstanding Series C Auction Rate Preferred, in whole or in part, at any time other than during a non-call period. Under limited circumstances, redemption of the Series C Auction Rate Preferred is mandatory. The Series C Auction Rate Preferred is not traded on any stock exchange.

Dividends on the Series E Preferred accumulate at an annual rate of 5.125% of the liquidation preference of $25 per share, are cumulative from the date of original issuance thereof, and are payable quarterly on March 26, June 26, September 26, and December 26 of each year. The Fund’s outstanding Series E Preferred is redeemable at the liquidation preference plus accumulated but unpaid dividends (whether or not earned or declared) at the option of the Fund. Under limited circumstances, redemption by the Fund of Series E Preferred is mandatory. The Series E Preferred is listed and traded on the NYSE under the symbol “GGT PrE.”

Dividends on the Series G Preferred accumulate at an annual rate of 5.125% of the liquidation preference of $25 per share, are cumulative from the date of original issuance thereof, and are payable quarterly on March 26, June 26, September 26, and December 26 of each year. The Series G Preferred generally may not be called for redemption at the option of the Fund prior to December 20, 2024. Under limited circumstances, the Fund may also be required under certain circumstances to redeem Series G Preferred before or after December 20, 2024, in order to meet certain regulatory or rating agency asset coverage requirements. The Fund’s outstanding Series G Preferred is redeemable at the liquidation preference plus accumulated but unpaid dividends (whether or not earned or declared) at the option of the Fund. The Series G Preferred is listed and traded on the NYSE under the symbol “GGT PrG.”

If the Fund issues any additional series of preferred stock, it will pay dividends to the holders at either a fixed rate or a rate that will be reset frequently based on short-term interest rates, as described in the Prospectus Supplement accompanying each preferred stock offering. The Board may by resolution classify or reclassify any authorized but unissued shares of stock of the Fund from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption. The Fund may not issue any class of stock senior to the existing preferred stock.

Upon a liquidation, dissolution, or winding up of the affairs of the Fund (whether voluntary or involuntary), holders of the Fund’s preferred stock will be entitled to receive out of the assets of the Fund available for distribution to stockholders (after payment of claims of the Fund’s creditors but before any distributions with respect to the Fund’s common stock or any other class of capital stock of the Fund ranking junior to the preferred stock as to liquidation payments) an amount per share equal to such share’s liquidation preference plus any accumulated but unpaid distributions (whether or not earned or declared, excluding interest thereon) to the date of distribution, and such stockholders shall be entitled to no further participation in any distribution or payment in connection with such liquidation. Each series of preferred stock ranks on a parity with any other series of preferred stock of the Fund as to the payment of distributions and the distribution of assets upon liquidation, and is junior to the Fund’s obligations with respect to any outstanding senior securities representing debt. The preferred stock carries one vote per share on all matters on which the common stock is entitled to vote and have additional voting rights pursuant to the 1940 Act and the Charter. The shares of preferred stock are fully paid, non-assessable and have no preemptive, exchange, or conversion rights.

Auction Risk. Auction rate preferred share auctions may be unable to hold successful auctions and holders of such stock may suffer reduced liquidity. If the number of auction rate preferred stock subject to bid orders by potential holders is less than the number of auction rate preferred stock subject to sell orders, then the auction is considered to be a failed auction, and the dividend rate will be the maximum rate. In that event, holders that have submitted sell orders may not be able to sell any or all of the auction rate preferred stock for which they have submitted sell orders. At present, the maximum rate for Series C Auction Rate Preferred is currently 175% of the “AA” Financial Composite Commercial Paper Rate on the day of such auction. Failed auctions have been an industry wide problem in the past and may occur in the future. Any current or potential holder of auction rate preferred stock faces the risk that an auction will fail and that he or she may not be able to sell his or her stock through the auction process.

Redemption, Purchase and Sale of Preferred Stock By the Fund. The terms of any preferred stock is expected to provide that (i) they are redeemable by the Fund at any time (either after the date of initial issuance, or after some period of time following initial issuance) in whole or in part at the original purchase price per share plus accumulated dividends per share, (ii) the Fund may tender for or purchase preferred stock and (iii) the Fund may subsequently resell any shares so tendered for or purchased. Any redemption or purchase of preferred stock by the Fund will reduce the leverage applicable to the common stock, while any resale of preferred stock by the Fund will increase that leverage.

Rating Agency Guidelines. The Fund’s preferred stock is rated by Moody’s and/or Fitch. Upon issuance, it is expected that any new series of preferred stock will be rated by Moody’s or Fitch.

The Fund is, and expects that it will be, required under the applicable rating agency guidelines to maintain assets having in the aggregate a discounted value at least equal to a Basic Maintenance Amount (as defined in the applicable Articles Supplementary and summarized below), for its outstanding preferred stock. To the extent any particular portfolio holding does not satisfy the applicable rating agency’s guidelines, all or a portion of such holding’s value will not be included in the calculation of discounted value (as defined by such rating agency). The Moody’s and Fitch guidelines also impose certain diversification requirements and industry concentration limitations on the Fund’s overall portfolio, and apply specified discounts to securities held by the Fund (except certain money market securities).

The “Basic Maintenance Amount” is generally equal to (a) the sum of (i) the aggregate liquidation preference of any preferred stock then outstanding plus (to the extent not included in the liquidation preference of such preferred stock) an amount equal to the aggregate accumulated but unpaid distributions (whether or not earned or declared) in respect of such preferred stock, (ii) the Fund’s other liabilities (excluding dividends and other distributions payable on the Fund’s common stock), (iii) with respect to auction rate preferred stock, the amount of any indebtedness or obligations of the Fund ranking senior in priority to the preferred share distributions and (iv) any other current liabilities of the Fund (including amounts due and payable by the Fund pursuant to reverse repurchase agreements and payables for assets purchased) less (b) the value of the Fund’s assets if such assets are either cash or evidences of indebtedness which mature prior to or on the date of redemption or repurchase of preferred stock or payment of another liability and are either U.S. government securities or evidences of indebtedness rated at least “Aaa,” “P-1”, “VMIG-1” or “MIG-1” by Moody’s or “AAA”, “SP-1+” or “A-1+” by S&P and are held by the Fund for distributions, the redemption or repurchase of preferred stock or the Fund’s liabilities.

If the Fund does not cure in a timely manner a failure to maintain a discounted value of its portfolio equal to the Basic Maintenance Amount in accordance with the requirements of the applicable rating agency or agencies then rating the preferred stock at the request of the Fund, the Fund may, and in certain circumstances will be required to, mandatorily redeem preferred stock.

The Fund may, but is not required to, adopt any modifications to the rating agency guidelines that may hereafter be established by Moody’s and Fitch (or such other rating agency then rating the preferred stock at the request of the Fund). Failure to adopt any such modifications, however, may result in a change in the relevant rating agency’s ratings or a withdrawal of such ratings altogether. In addition, any rating agency providing a rating for the preferred stock at the request of the Fund may, at any time, change or withdraw any such rating. The Board, without further action by stockholders, may amend, alter, add to or repeal any provision of the Articles Supplementary adopted pursuant to rating agency guidelines if the Board determines that such amendments or modifications are necessary to prevent a reduction in, or the withdrawal of, a rating of the preferred stock and are in the aggregate in the best interests of the holders of the preferred stock. Additionally, the Board, without further action by the stockholders, may amend, alter, add to or repeal any provision of the Articles Supplementary adopted pursuant to rating agency guidelines if the Board determines that such amendments or modifications will not in the aggregate adversely affect the rights and preferences of the holders of any series of the preferred stock, provided that the Fund has received advice from each applicable rating agency that such amendment or modification is not expected to adversely affect such rating agency’s then-current rating of such series of the Fund’s preferred stock.

As described by Moody’s and Fitch, the ratings assigned to the preferred stock are assessments of the capacity and willingness of the Fund to pay the obligations of each series of the preferred stock. The ratings on the preferred stock are not recommendations to purchase, hold or sell shares of any series, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The rating agency guidelines also do not address the likelihood that an owner of preferred stock will be able to sell such shares on an exchange, in an auction or otherwise. The ratings are based on current information furnished to Moody’s and Fitch by the Fund and the Investment Adviser and information obtained from other sources. The ratings may be changed, suspended or withdrawn as a result of changes in, or the unavailability of, such information.

The rating agency guidelines will apply to the preferred stock, as the case may be, only so long as such rating agency is rating such shares at the request of the Fund. The Fund pays fees to Moody’s and Fitch for rating the preferred stock.

Asset Maintenance Requirements. In addition to the requirements summarized under “—Rating Agency Guidelines” above, the Fund must satisfy asset maintenance requirements under the 1940 Act with respect to its preferred stock. Under the 1940 Act, debt or additional preferred stock may be issued only if immediately after such issuance the value of the Fund’s total assets (less ordinary course liabilities) is at least 300% of the amount of any debt outstanding and at least 200% of the amount of any preferred stock and debt outstanding.

The Fund is and likely will be required under the Articles Supplementary of each series of preferred stock to determine whether it has, as of the last business day of each March, June, September and December of each year, an “asset coverage” (as defined in the 1940 Act) of at least 200% (or such higher or lower percentage as may be required at the time under the 1940 Act) with respect to all outstanding senior securities of the Fund that are debt or stock, including any outstanding preferred stock. If the Fund fails to maintain the asset coverage required under the 1940 Act on such dates and such failure is not cured by a specific time (generally within 10 business days), the Fund may, and in certain circumstances will be required to, mandatorily redeem preferred stock sufficient to satisfy such asset coverage. See “—Redemption Procedures” below.

Distributions. Holders of any fixed rate preferred stock are or will be entitled to receive, out of funds legally available therefore, cumulative cash distributions, at an annual rate set forth in the applicable Articles Supplementary or Prospectus Supplement, payable with such frequency as set forth in the applicable Articles Supplementary or Prospectus Supplement. Such distributions accumulate from the date on which such shares are issued.

For auction rate preferred stock, each such series of preferred stock pays distributions based on a rate set at an auction, normally held weekly, but not in excess of a maximum rate. Dividend periods generally are seven days, and the dividend periods generally begin on the first business day after an auction. In most instances, distributions are also paid weekly, on the business day following the end of the dividend period. The Fund, subject to some limitations, may change the length of the dividend periods, designating them as “special dividend periods.”

Restrictions on Dividends and Other Distributions for the Preferred Stock. So long as any preferred stock is outstanding, the Fund may not pay any dividend or distribution (other than a dividend or distribution paid in common stock or in options, warrants, or rights to subscribe for or purchase common stock) in respect of the common stock or call for redemption, redeem, purchase or otherwise acquire for consideration any common stock (except by conversion into or exchange for shares of the Fund ranking junior to the preferred stock as to the payment of dividends or distributions and the distribution of assets upon liquidation), unless:

●	the Fund has declared and paid (or provided to the relevant dividend paying agent) all cumulative distributions on the Fund’s outstanding preferred stock due on or prior to the date of such common stock dividend or distribution;

●	the Fund has redeemed the full number of shares of preferred stock to be redeemed pursuant to any mandatory redemption provision in the Fund’s Governing Documents; and

●	after making the distribution, the Fund meets applicable asset coverage requirements.

No full distribution will be declared or made on any series of preferred stock for any dividend period, or part thereof, unless full cumulative distributions due through the most recent dividend payment dates therefor for all outstanding series of preferred stock of the Fund ranking on a parity with such series as to distributions have been or contemporaneously are declared and made. If full cumulative distributions due have not been made on all outstanding preferred stock of the Fund ranking on a parity with such series of preferred stock as to the payment of distributions, any distributions being paid on the preferred stock will be paid as nearly pro rata as possible in proportion to the respective amounts of distributions accumulated but unmade on each such series of preferred stock on the relevant dividend payment date. The Fund’s obligation to make distributions on the preferred stock will be subordinate to its obligations to pay interest and principal, when due, on any senior securities representing debt.

Mandatory Redemption Relating to Asset Coverage Requirements. The Fund may, at its option, consistent with the Governing Documents and the 1940 Act, and in certain circumstances will be required to, mandatorily redeem preferred stock in the event that:

●	the Fund fails to maintain the asset coverage requirements specified under the 1940 Act on a quarterly valuation date and such failure is not cured on or before a specified period of time, following such failure; or

●	the Fund fails to maintain the asset coverage requirements as calculated in accordance with any applicable rating agency guidelines as of any monthly valuation date, and such failure is not cured on or before a specified period of time after such valuation date.

The redemption price for preferred stock subject to mandatory redemption will generally be the liquidation preference, as stated in the Articles Supplementary of each existing series of preferred stock or the Prospectus Supplement accompanying the issuance of any series of preferred stock, plus an amount equal to any accumulated but unpaid distributions (whether or not earned or declared) to the date fixed for redemption, plus any applicable redemption premium determined by the Board and included in the Articles Supplementary.

The number of preferred stock that will be redeemed in the case of a mandatory redemption will equal the minimum number of outstanding preferred stock, the redemption of which, if such redemption had occurred immediately prior to the opening of business on the applicable cure date, would have resulted in the relevant asset coverage requirement having been met or, if the required asset coverage cannot be so restored, all of the preferred stock. In the event that preferred stock is redeemed due to a failure to satisfy the 1940 Act asset coverage requirements, the Fund may, but is not required to, redeem a sufficient number of preferred stock so that the Fund’s assets exceed the asset coverage requirements under the 1940 Act after the redemption by 10% (that is, 210% asset coverage) or some other amount specified in the Articles Supplementary. In the event that preferred stock is redeemed due to a failure to satisfy applicable rating agency guidelines, the Fund may, but is not required to, redeem a sufficient number of preferred stock so that the Fund’s discounted portfolio value (as determined in accordance with the applicable rating agency guidelines) after redemption exceeds the asset coverage requirements of each applicable rating agency by up to 10% (that is, 110% rating agency asset coverage) or some other amount specified in the Articles Supplementary.

If the Fund does not have funds legally available for the redemption of, or is otherwise unable to redeem, all the preferred stock to be redeemed on any redemption date, the Fund will redeem on such redemption date that number of shares for which it has legally available funds, or is otherwise able to redeem, from the holders whose shares are to be redeemed ratably on the basis of the redemption price of such shares, and the remainder of those shares to be redeemed will be redeemed on the earliest practicable date on which the Fund will have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon written notice of redemption.

If fewer than all of the Fund’s outstanding preferred stock are to be redeemed, the Fund, at its discretion and subject to the limitations of the Governing Documents, the 1940 Act, and applicable law, will select the one or more series of preferred from which shares will be redeemed and the amount of preferred to be redeemed from each such series. If fewer than all shares of a series of preferred are to be redeemed, such redemption will be made as among the holders of that series pro rata in accordance with the respective number of shares of such series held by each such holder on the record date for such redemption (or by such other equitable method as the Fund may determine). If fewer than all preferred stock held by any holder are to be redeemed, the notice of redemption mailed to such holder will specify the number of shares to be redeemed from such holder, which may be expressed as a percentage of shares held on the applicable record date.

Optional Redemption. Fixed rate preferred stock is not subject to optional redemption by the Fund until the date, if any, specified in the applicable Prospectus or Prospectus Supplement, unless such redemption is necessary, in the judgment of the Fund, to maintain the Fund’s status as a RIC under the Code. Commencing on such date and thereafter, the Fund may at any time redeem such fixed rate preferred stock in whole or in part for cash at a redemption price per share equal to the liquidation preference per share plus accumulated and unpaid distributions (whether or not earned or declared) to the redemption date plus any premium specified in or pursuant to the Articles Supplementary. Auction rate preferred stock may be redeemed at any time by the Fund in whole or in part out of funds legally available therefor at a redemption price per share equal to the liquidation preference per share plus accumulated and unpaid distributions (whether or not earned or declared) to the redemption date plus any premium specified in or pursuant to the Articles Supplementary. Redemptions of preferred stock are subject to the notice requirements set forth under “—Redemption Procedures” and the limitations of the Governing Documents, the 1940 Act and applicable law.

Redemption Procedures. If the Fund determines or is required to redeem preferred stock, it will mail a notice of redemption to holders of the shares to be redeemed. Each notice of redemption will state (i) the redemption date, (ii) the number or percentage of preferred stock to be redeemed (which may be expressed as a percentage of such shares outstanding), (iii) the CUSIP number(s) of such shares, (iv) the redemption price (specifying the amount of accumulated distributions to be included therein), (v) the place or places where such shares are to be redeemed, (vi) that dividends or distributions on the shares to be redeemed will cease to accumulate on such redemption date, (vii) the provision of the Articles Supplementary under which the redemption is being made and (viii) in the case of an optional redemption, any conditions precedent to such redemption. No defect in the notice of redemption or in the mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

The redemption date with respect to the Series E Preferred will not be fewer than 15 days nor more than 40 days (subject to NYSE requirements) after the date of the applicable notice of redemption. The redemption date with respect to the Series G Preferred will not be fewer than 30 days nor more than 90 days (subject to NYSE requirements) after the date of the applicable notice of redemption. The redemption date with respect to auction rate preferred stock will not be fewer than 7 days nor more than 40 days after the applicable notice of redemption.

The holders of preferred stock will not have the right to redeem any of their shares at their option except to the extent specified in the Articles Supplementary.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Fund, the holders of preferred stock then outstanding will be entitled to receive a preferential liquidating distribution, which is expected to equal the original purchase price per preferred share plus accumulated and unpaid dividends, whether or not declared, before any distribution of assets is made to holders of common stock. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred stock will not be entitled to any further participation in any distribution of assets by the Fund.

Voting Rights

Except as otherwise stated in this Prospectus, any prospectus supplement, specified in the Fund’s Charter or resolved by the Board or as otherwise required by applicable law, holders of preferred stock shall be entitled to one vote per share held on each matter submitted to a vote of the stockholders of the Fund and will vote together with holders of common stock and of any other preferred stock then outstanding as a single class.

In connection with the election of the Fund’s Directors, holders of the outstanding shares of preferred stock, voting together as a single class, will be entitled at all times to elect two of the Fund’s Directors, and the remaining Directors will be elected by holders of common stock and holders of preferred stock, voting together as a single class. In addition, if: (i) at any time dividends and distributions on outstanding shares of preferred stock are unpaid in an amount equal to at least two full years’ dividends and distributions thereon and sufficient cash or specified securities have not been deposited with the applicable paying agent for the payment of such accumulated dividends and distributions, or (ii) at any time holders of any other series of preferred stock are entitled to elect a majority of the Directors of the Fund under the 1940 Act, or the applicable Articles Supplementary creating such shares, then the number of Directors constituting the Board automatically will be increased by the smallest number that, when added to the two Directors elected exclusively by the holders of preferred stock as described above, would then constitute a simple majority of the Board as so increased by such smallest number. Such additional Directors will be elected by the holders of the outstanding shares of preferred stock, voting together as a single class, at a special meeting of stockholders which will be called as soon as practicable and will be held not less than ten nor more than twenty days after the mailing date of the meeting notice. If the Fund fails to send such meeting notice or to call such a special meeting, the meeting may be called by any preferred stockholder on like notice. The terms of office of the persons who are Directors at the time of that election will continue. If the Fund thereafter pays, or declares and sets apart for payment in full, all dividends and distributions payable on all outstanding shares of preferred stock for all past dividend periods, or the holders of other series of preferred stock are no longer entitled to elect such additional Directors, the additional voting rights of the holders of the preferred stock as described above will cease, and the terms of office of all of the additional Directors elected by the holders of the preferred stock (but not of the Directors with respect to whose election the holders of common stock were entitled to vote or the two Directors the holders of preferred stock have the right to elect as a separate class in any event) will terminate at the earliest time permitted by law.

So long as shares of preferred stock are outstanding, the Fund will not, without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the shares of preferred stock outstanding at the time, voting separately as one class, amend, alter or repeal the provisions of the Fund’s Charter whether by merger, consolidation or otherwise, so as to materially adversely affect any of the rights, preferences or powers expressly set forth in the Charter with respect to such shares of preferred stock. Also, to the extent permitted under the 1940 Act, in the event shares of more than one series of preferred stock are outstanding, the Fund will not effect any of the actions set forth in the preceding sentence which materially adversely affect the rights, preferences, or powers expressly set forth in the Charter with respect to such shares of a series of preferred stock differently than those of a holder of shares of any other series of preferred stock without the affirmative vote of the holders of at least a majority of the shares of preferred stock of each series materially adversely affected and outstanding at such time (each such materially adversely affected series voting separately as a class to the extent its rights are affected differently).

Unless a higher percentage is provided under the Charter or Maryland law, the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the outstanding shares of preferred stock, voting as a separate class, will be required to approve any plan of reorganization adversely affecting the preferred stock. The affirmative vote of the holders of 66 2/3% of each class of the outstanding voting shares of the Fund, voting as separate classes, and the vote of a majority (as defined in the 1940 Act) of the holders of shares of preferred stock, voting as a single class, is required to authorize the conversion of the Fund from a closed-end to an open-end investment company. Further, unless a higher percentage is provided for under the Charter, the affirmative vote of a majority (as defined in the 1940 Act) of the votes entitled to be cast by holders of outstanding shares of the Fund’s preferred stock, voting together as a single class, will be required to approve any action requiring a vote of security holders under Section 13(a) of the 1940 Act (other than a conversion of the Fund from a closed-end to an open-end investment company), including, among other things, changes in the Fund’s investment objectives or changes in the investment restrictions described as fundamental policies under “Investment Objectives and Policies” in this Prospectus and the SAI, “How the Fund Manages Risk—Investment Restrictions” in this Prospectus and “Investment Restrictions” in the SAI.

For purposes of this section, except as otherwise required under the 1940 Act, the vote of the holders of a “majority” of the outstanding shares of preferred stock means, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the stockholders of the Fund duly called (i) of 67% or more of the shares of preferred stock present at such meeting, if the holders of more than 50% of the outstanding shares of preferred stock are present or represented by proxy, or (ii) of more than 50% of the outstanding shares of preferred stock, whichever is less. The class vote of holders of preferred stock described above in each case will be in addition to a separate vote of the requisite percentage of common stock, and any other preferred stock, voting together as a single class, that may be necessary to authorize the action in question.

The calculation of the elements and definitions of certain terms of the rating agency guidelines may be modified by action of the Board without further action by the stockholders if the Board determines that such modification is necessary to prevent a reduction in rating of the shares of preferred stock by Moody’s and/or Fitch (or such other rating agency then rating the preferred stock at the request of the Fund), as the case may be, or is in the best interest of the holders of common stock and is not adverse to the holders of preferred stock in view of advice to the Fund by the relevant rating agencies that such modification would not adversely affect its then-current rating of the preferred stock.

The foregoing voting provisions will not apply to any series of preferred stock if, at or prior to the time when the act with respect to which such vote otherwise would be required will be effected, such stock will have been redeemed or called for redemption and sufficient cash or cash equivalents provided to the applicable paying agent to effect such redemption. The holders of preferred stock will have no preemptive rights or rights to cumulative voting.

Subscription Rights

General. We may issue subscription rights to holders of our (i) common stock to purchase common and/or preferred stock or (ii) preferred stock to purchase preferred stock (subject to applicable law). Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to holders of our common and/or preferred stock, we would distribute certificates evidencing the subscription rights and a Prospectus Supplement to our common or preferred stockholders, as applicable, as of the record date that we set for determining the stockholders eligible to receive subscription rights in such subscription rights offering.

The applicable Prospectus Supplement would describe the following terms of subscription rights in respect of which this Prospectus is being delivered:

●	the period of time the offering would remain open (which will be open a minimum number of days such that all record holders would be eligible to participate in the offering and will not be open longer than 120 days);

●	the title of such subscription rights;

●	the exercise price for such subscription rights (or method of calculation thereof);

●	the number of such subscription rights issued in respect of each common share;

●	the number of rights required to purchase a single preferred share;

●	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

●	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

●	the date on which the right to exercise such subscription rights will commence, and the date on which such right will expire (subject to any extension);

●	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

●	any termination right we may have in connection with such subscription rights offering; and

●	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Exercise of Subscription Rights. Each subscription right would entitle the holder of the subscription right to purchase for cash such number of shares at such exercise price as in each case is set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby, Subscription rights would be exercisable at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights would be exercisable as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon expiration of the rights offering and the receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we would issue, as soon as practicable, the shares purchased as a result of such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

Certain Provisions of the Fund’s Governing Documents and Maryland Laws

The Fund presently has provisions in its Governing Documents that could have the effect of limiting:

●	the ability of other entities or persons to acquire control of the Fund’s Board;

●	the Fund’s freedom to engage in certain transactions; or

●	the ability of the Fund’s Directors or stockholders to amend the Governing Documents or effectuate changes in the Fund’s management.

These provisions of the Governing Documents of the Fund may be regarded as “anti-takeover” provisions. The Board is divided into three classes, each having a term of three years. Each year the term of one class of Directors will expire. Each Director serves until the third annual meeting following his or her election and until his or her successor is elected and qualified. Accordingly, only those Directors in one class may be changed in any one year, and it would require two years to change a majority of the Board. The affirmative vote of a majority of the votes entitled to be cast in the election of directors is required to elect a Director. A classified Board may have the effect of maintaining the continuity of management and, thus, make it more difficult for the stockholders of the Fund to change the majority of Directors. A Director of the Fund may be removed only for cause by a vote of a majority of the votes entitled to be cast for the election of Directors of the Fund. In addition, the affirmative vote of the holders of 66 2/3% of each class of the outstanding voting shares of the Fund, voting as separate classes, is generally required to authorize any of the following transactions:

●	merger or consolidation of the Fund with or into any other entity;

●	issuance of any securities of the Fund to any person or entity for cash;

●	sale, lease or exchange of all or any substantial part of the assets of the Fund to any entity or person (except assets generally having an aggregate fair market value of less than $1,000,000); or

●	sale, lease, or exchange to the Fund, in exchange for securities of the Fund, of any assets of any entity or person (except assets generally having an aggregate fair market value of less than $1,000,000);

if such corporation, person or entity is directly, or indirectly through affiliates, the beneficial owner of more than 5% of the outstanding shares of the Fund. However, such vote would not be required when, under certain circumstances, the Board approves the transaction or when each class of voting securities of the corporation that is the other party to any of the above listed transactions is (directly or indirectly) majority owned by the Fund.

In addition to the foregoing, the Charter provides that the affirmative vote of the holders of 66 2/3% of each class of the outstanding voting shares of the Fund, voting as separate classes, is required to authorize the conversion of the Fund from a closed-end to an open-end investment company.

The Fund’s Bylaws provide that the affirmative vote of two-thirds of the entire Board of Directors shall be required to approve or declare advisable:

(1) Any amendment to the Charter to make the Fund’s common stock a “redeemable security” or to convert the Fund, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as defined in the 1940 Act);

(2) The liquidation or dissolution of the Fund and any amendment to the Charter to effect any such liquidation or dissolution; or

(3) Any merger, consolidation, share exchange, or sale or exchange of all or substantially all of the assets of the Fund that Maryland law requires be approved by the stockholders of the Fund.

Further, unless a higher percentage is provided for under the Charter, the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the outstanding shares of the Fund’s preferred stock, voting as a separate class, will be required to approve any plan of reorganization adversely affecting such stock or any action requiring a vote of security holders under Section 13(a) of the 1940 Act, including, among other things, open-ending the Fund and changing the Fund’s investment objectives or changing the investment restrictions described as fundamental policies under “Investment Restrictions” in the SAI.

Maryland corporations that are subject to the Securities Exchange Act of 1934 (the “1934 Act”) and have at least three outside directors, such as the Fund, may by board resolution or by provision in its charter or bylaws elect to become subject to certain corporate governance provisions set forth in the MGCL, even if such provisions are inconsistent with the corporation’s charter and bylaws. Accordingly, notwithstanding its Governing Documents, under Maryland law, the Fund’s Board may elect to:

●	self-classify;

●	require that special meetings of stockholders be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at such meeting;

●	provide that the number of Directors shall be fixed by only the Board;

●	provide that Directors are subject to removal only by the vote of the stockholders entitled to cast two-thirds of the votes entitled to be cast generally in the election of Directors; and

●	vest in the Board the sole power to fill any vacancies on the Board, with any Director so elected to serve for the balance of the unexpired term rather than only until the next annual meeting of stockholders.

The Governing Documents of the Fund presently: (i) provide for a classified board; (ii) require holders of not less than a majority of the votes entitled to be cast to call a special meeting of stockholders; and (iii) provide that the Board shall fix the number of Fund Directors. On November 22, 2010, in accordance with Maryland law, the Fund’s Board elected by resolution and approved Articles Supplementary to vest in the Board the sole power to fill any vacancies on the Board, with any Director so elected to serve for the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Under the MGCL, if the directors have been divided into classes, unless the charter provides otherwise (which the Charter does not), a director may be removed only for cause by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors. The Board could elect in the future to be subject to the provision of Maryland law that would increase the vote required to remove a Director to two-thirds of all the votes entitled to be cast.

The Fund’s Bylaws provide that, with respect to an annual meeting of stockholders, nominations or persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to the Fund’s notice of meeting, (2) by or at the direction of the Board of Directors or (3) by a stockholder who was a stockholder of record at the record date for the meeting, at the time of providing notice required by the Fund’s Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in the Fund’s notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Directors at a special meeting may be made only (1) by or at the direction of the Board of Directors or (2) provided that a special meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record at the record date for the meeting, at the time of providing notice required by the Fund’s Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

The Fund’s Bylaws provide that special meetings of stockholders may be called by the Board of Directors and certain of the Fund’s officers. Additionally, the Fund’s Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the Fund upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

On February 16, 2023, the Fund elected, by resolution unanimously adopted by the Board of Directors of the Fund in accordance with Section 3-702(c)(4) of the MGCL, to be subject to the Maryland Control Share Acquisition Act (the “Control Share Act”), effective immediately. The Control Share Act only applies to acquisitions of Fund shares on or after February 16, 2023.

Under the MGCL, the Control Share Act provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

In connection with the Fund’s election to be subject to the Control Share Act, the Fund’s Board of Directors amended the Fund’s bylaws such that the Control Share Act does not apply (a) to shares of any class or series of stock of the Fund other than common stock, (b) to any acquisition by Mario J. Gabelli, or any affiliates or associates thereof, of shares of stock of the Fund or (c) to shares of stock of the Fund in a control share acquisition if, prior to the acquisition, the person obtains approval of the Board of Directors exempting the acquisition from the Control Share Act. In addition, to the extent that any provision of the Control Share Act are determined to be inconsistent with the 1940 Act, then any such provision shall not apply.

In connection with electing to be subject to the Control Share Act, the Board of Directors of the Fund determined that such election and the implementation thereof in the Fund’s bylaws as described above is in the best interests of the Fund and its stockholders. The Fund should not be viewed as a vehicle for trading purposes. It is designed primarily for risk-tolerant long-term investors.

The foregoing is only a summary of the material terms of the Control Share Act. Stockholders should consult their own counsel with respect to the application of the Control Share Act to any particular circumstance. Some uncertainty around the general application under the 1940 Act of state control share statutes exists as a result of recent court decisions which have held that control share acquisition provisions in funds’ governing documents are not consistent with the 1940 Act. Additionally, in some circumstances uncertainty may also exist in how to enforce the control share restrictions contained in state control share statutes against beneficial owners who hold their shares through financial intermediaries.

The limitations of the Control Share Act described above could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control over the Fund and may reduce market demand for the Fund’s common stock, which could have the effect of increasing the likelihood that the Fund’s common stock trade at a discount to net asset value and increasing the amount of any such discount.

The provisions of the Governing Documents and Maryland law described above could have the effect of depriving the owners of stock in the Fund of opportunities to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control of the Fund in a tender offer or similar transaction. The overall effect of these provisions may render more difficult the accomplishment of a merger or the assumption of control by a principal stockholder.

The Governing Documents of the Fund are on file with the SEC.

Closed-End Fund Structure

The Fund is registered as a non-diversified, closed-end management investment company (commonly referred to as a closed-end fund). Closed-end funds differ from open-end funds (which are generally referred to as mutual funds) in that closed-end funds generally list their shares for trading on a stock exchange and do not redeem their shares at the request of the stockholder. This means that if you wish to sell your shares of a closed-end fund you must trade them on the market like any other stock at the prevailing market price at that time. In a mutual fund, if the stockholder wishes to sell shares of the Fund, the mutual fund will redeem or buy back the shares at “net asset value.” Also, mutual funds generally offer new shares on a continuous basis to new and existing investors, and closed-end funds generally do not. The continuous inflows and outflows of assets in a mutual fund can make it difficult to manage the Fund’s investments. By comparison, closed-end funds are generally able to stay more fully invested in securities that are consistent with their investment objective, to have greater flexibility to make certain types of investments and to use certain investment strategies such as financial leverage and investments in illiquid securities.

Shares of closed-end funds often trade at a discount to their net asset value. Because of this possibility and the recognition that any such discount may not be in the interest of stockholders, the Fund’s Board might consider from time to time engaging in open-market repurchases, tender offers for shares, or other programs intended to reduce a discount. In accordance with determinations made by the Board, the Fund may repurchase its common stock from time to time when it deems such a repurchase advisable. No guarantee or assurance can be made that any of these actions will be undertaken. Nor is there any guarantee or assurance that such actions, if undertaken, would result in the shares trading at a price equal or close to net asset value per share. The Board might also consider converting the Fund to an open-end mutual fund, which would also require a supermajority vote of the stockholders of the Fund and a separate vote of any outstanding shares of preferred stock. We cannot assure you that the Fund’s common stock will not trade at a discount.

Repurchase of Common Stock

The Fund is registered as a closed-end, non-diversified, management investment company and, as such, its stockholders do not, and will not, have the right to redeem their stock. The Fund, however, may repurchase its common stock from time to time as and when it deems such a repurchase advisable. The Fund’s Board has determined that the repurchase of shares of common stock in the open market may be made, from time to time, when such shares are trading at a discount of 5% (or such other percentage as the Board may determine from time to time) or more from net asset value. Pursuant to this authorization the Fund has repurchased and retired in the open market 1,595,468 shares through December 31, 2023.

Pursuant to the 1940 Act, the Fund may repurchase its stock on a securities exchange (provided that the Fund has informed its stockholders within the preceding six months of its intention to repurchase such stock), or as otherwise permitted in accordance with Rule 23c-1 under the 1940 Act. Under Rule 23c-1, certain conditions must be met for such repurchases of its stock regarding, among other things, distribution of net income for the preceding fiscal year, asset coverage with respect to the Fund’s senior debt and equity securities, identity of the sellers, price paid, brokerage commissions, prior notice to stockholders of an intention to purchase stock and repurchasings in a manner and on a basis which does not discriminate unfairly against the other stockholders through their interest in the Fund. In addition, Rule 23c-1 requires the Fund to file notices of such purchase with the SEC. Any repurchase of common stock by the Fund will also be subject to the provisions of the Maryland General Corporation Law, which generally requires that immediately following such repurchase, (i) the total assets of the Fund must be equal to or greater than the sum of the Fund’s total liabilities plus, in certain instances, the aggregate liquidation preference of its outstanding preferred stock and (ii) the Fund must be able to pay its debts as they become due in the usual course of business.

When the Fund repurchases its shares of common stock for a price below its net asset value, the net asset value of the common stock that remains outstanding will be enhanced. This does not, however, necessarily mean that the market price of the Fund’s remaining outstanding common stock will be affected, either positively or negatively. Further, interest on any borrowings made to finance the repurchase of common stock will reduce the net income of the Fund.

Rights Offering

The Fund may in the future, and at its discretion, choose to make offerings of subscription rights to purchase its common stock or preferred stock. Any such future rights offering will be made in accordance with the 1940 Act. Under the laws of Maryland, the Board is authorized to approve rights offerings without obtaining stockholder approval. The staff of the SEC has interpreted the 1940 Act as not requiring stockholder approval of a transferable rights offering at a price below the then current net asset value so long as certain conditions are met, including: (i) a good faith determination by a fund’s Board that such offering would result in a net benefit to existing stockholders; (ii) the offering fully protects stockholders’ preemptive rights and does not discriminate among stockholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the rights for use by stockholders who do not exercise such rights; and (iv) the ratio of a transferable rights offering does not exceed one new share for each three rights held.

Net Asset Value

The information contained under the heading “Additional Fund Information—Net Asset Value” in the Fund’s Annual Report is incorporated herein by reference.

Taxation

The following discussion is a brief summary of certain U.S. federal income tax considerations affecting the Fund and its common and preferred stockholders. A more complete discussion of the tax rules applicable to the Fund and its stockholders can be found in the SAI that is incorporated by reference into this Prospectus. This summary does not discuss the consequences of an investment in subscription rights to acquire shares of the Fund’s stock. The tax consequences of such an investment will be discussed in a relevant prospectus supplement.

This discussion assumes you are a taxable U.S. person (as defined for U.S. federal income tax purposes) and that you hold your shares as capital assets (generally, for investment). This discussion is based upon current provisions of the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to those set forth below. No attempt is made to present a detailed explanation of all U.S. federal income tax concerns affecting the Fund and its stockholders (including stockholders subject to special tax rules and stockholders owning large positions in the Fund), nor does this discussion address any state, local or foreign tax concerns.

The discussion set forth herein does not constitute tax advice. Investors are urged to consult their own tax advisers to determine the tax consequences to them of investing in the Fund.

Taxation of the Fund

The Fund has elected to be treated and has qualified as, and intends to continue to qualify annually as, a RIC under Subchapter M of the Code. Accordingly, the Fund must, among other things,

1.	(i) derive in each taxable year at least 90% of its gross income from (a) dividends, interest (including tax-exempt interest), payments with respect to certain securities loans, and gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including but not limited to gain from options, futures and forward contracts) derived with respect to its business of investing in such stock, securities or currencies and (b) net income derived from interests in certain publicly traded partnerships that are treated as partnerships for U.S. federal income tax purposes and that derive less than 90% of their gross income from the items described in (a) above (each a “Qualified Publicly Traded Partnership”); and

2.	(ii) diversify its holdings so that, at the end of each quarter of each taxable year (a) at least 50% of the market value of the Fund’s total assets is represented by cash and cash items, U.S. government securities, the securities of other RICs and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Fund’s total assets and not more than 10% of the outstanding voting securities of such issuer and (b) not more than 25% of the value of the Fund’s total assets is invested in the securities (other than U.S. government securities and the securities of other RICs) of (I) any one issuer, (II) any two or more issuers that the Fund controls and that are determined to be engaged in the same business or similar or related trades or businesses or (III) any one or more Qualified Publicly Traded Partnerships.

As a RIC, the Fund generally is not subject to U.S. federal income tax on income and gains that it distributes each taxable year to stockholders, provided that it distributes at least 90% of the sum of the Fund’s (i) investment company taxable income (which includes, among other items, dividends, interest, the excess of any net short term capital gain over net long term capital loss, and other taxable income other than any net capital gain (as defined below) reduced by deductible expenses) determined without regard to the deduction for dividends paid and (ii) net tax-exempt interest income (the excess of its gross tax-exempt interest income over certain disallowed deductions), if any. The Fund will be subject to income tax at regular corporate rates on any investment company taxable income and net capital gain that it does not distribute to its stockholders.

The Fund may either distribute or retain for reinvestment all or part of its net capital gain (which consists of the excess of its net long term capital gain over its net short term capital loss). If any such gain is retained, the Fund will be subject to a corporate income tax on such retained amount. In that event, the Fund may report the retained amount as undistributed capital gain in a notice to its stockholders, each of whom (i) will be required to include in income for U.S. federal income tax purposes as long term capital gain its share of such undistributed amounts, (ii) will be entitled to credit its proportionate share of the tax paid by the Fund against its U.S. federal income tax liability and to claim refunds to the extent that the credit exceeds such liability and (iii) will increase its basis in its shares by the amount of undistributed capital gains included in the stockholder’s income less the tax deemed paid by the stockholder under clause (ii).

Amounts not distributed on a timely basis in accordance with a calendar year distribution requirement are subject to a nondeductible 4% federal excise tax at the Fund level. To avoid the tax, the Fund must distribute during each calendar year an amount at least equal to the sum of (i) 98% of its ordinary income (not taking into account any capital gains or losses) for the calendar year, and (ii) 98.2% of its capital gains in excess of its capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made to use the Fund’s fiscal year). In addition, the minimum amounts that must be distributed in any year to avoid the federal excise tax will be increased or decreased to reflect any under-distribution or over-distribution, as the case may be, from previous years. For purposes of the excise tax, the Fund will be deemed to have distributed any income on which it paid U.S. federal income tax. Although the Fund intends to distribute any income and capital gains in the manner necessary to minimize imposition of the 4% federal excise tax, there can be no assurance that sufficient amounts of the Fund’s ordinary income and capital gains will be distributed to avoid entirely the imposition of the tax. In that event, the Fund will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirement.

Certain of the Fund’s investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long term capital gains or qualified dividend income into higher taxed short term capital gains or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause the Fund to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as good income for purposes of the 90% annual gross income requirement described above. These U.S. federal income tax provisions could therefore affect the amount, timing and character of distributions to stockholders.

If for any taxable year the Fund were to fail to qualify as a RIC, all of its taxable income (including its net capital gain) would be subject to tax at regular corporate rates without any deduction for distributions to stockholders.

Taxation of Stockholders

The Fund expects to take the position that under present law any preferred stock that it issues will constitute equity rather than debt of the Fund for U.S. federal income tax purposes. It is possible, however, that the IRS could take a contrary position asserting, for example, that such preferred stock constitutes debt of the Fund. If that position were upheld, distributions on the Fund’s preferred stock would be considered interest, taxable as ordinary income regardless of the taxable income of the Fund, and other adverse consequences could result for the Fund or stockholders. The following discussion and the discussion in the SAI assume that any preferred stock issued by the Fund will be treated as equity.

Distributions paid to you by the Fund from its investment company taxable income (referred to hereinafter as “ordinary income dividends”) are generally taxable to you as ordinary income to the extent of the Fund’s current or accumulated earnings and profits. Provided that certain holding period and other requirements are met, such distributions (if properly reported by the Fund) may qualify (i) for the dividends received deduction in the case of corporate stockholders to the extent that the Fund’s income consists of dividend income from U.S. corporations, and (ii) in the case of individual stockholders, as qualified dividend income eligible to be taxed at long term capital gains rates to the extent that the Fund receives qualified dividend income. Qualified dividend income is, in general, dividend income from taxable domestic corporations and certain qualified foreign corporations. There can be no assurance as to what portion of the Fund’s distributions will be eligible for the dividends received deduction or for the reduced rates applicable to qualified dividend income.

Distributions made to you from net capital gain (“capital gain dividends”), including capital gain dividends credited to you but retained by the Fund, are taxable to you as long term capital gains if they have been properly reported by the Fund, regardless of the length of time you have owned your Fund shares. Long term capital gain of individuals is generally subject to reduced U.S. federal income tax rates.

Distributions in excess of the Fund’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted tax basis of your shares and thereafter will be treated as capital gains. The amount of any Fund distribution that is treated as a tax-free return of capital will reduce your adjusted tax basis in your shares, thereby increasing your potential gain or reducing your potential loss on any subsequent sale or other disposition of your shares. In determining the extent to which a distribution will be treated as being made from the Fund’s earnings and profits, earnings and profits will be allocated on a pro rata basis first to distributions with respect to the Fund’s preferred stock, and then to the Fund’s common shares.

The IRS currently requires a RIC that has two or more classes of shares outstanding to designate to each such class proportionate amounts of each type of its income (e.g., ordinary income, capital gain dividends, qualified dividend income) for each tax year based upon the percentage of total dividends distributed to each class for such year.

Generally, after the close of its calendar year, the Fund will provide you with a written notice reporting the amount of any qualified dividend income or capital gain dividends and other distributions.

Except in the case of a redemption or repurchase (the consequences of which are described in the SAI under “Taxation — Taxation of Stockholders”), the sale or other disposition of shares of the Fund will generally result in capital gain or loss to you, and will be long term capital gain or loss if the shares have been held for more than one year at the time of sale. Any loss upon the sale or exchange of Fund shares held for six months or less will be treated as long term capital loss to the extent of any capital gain dividends received (including amounts credited as undistributed capital gain dividends) by you with respect to such Fund shares. A loss realized on a sale or exchange of shares of the Fund will be disallowed if other substantially identical shares are acquired (whether through the automatic reinvestment of dividends or otherwise) within a 61-day period beginning 30 days before and ending 30 days after the date of the sale or exchange of the shares. In such case, the basis of the shares acquired will be adjusted to reflect the disallowed loss.

Dividends and other taxable distributions are taxable to you even if they are reinvested in additional shares of the Fund. Dividends and other distributions paid by the Fund are generally treated as received by a stockholder at the time the dividend or distribution is made. If, however, the Fund pays you a dividend or makes a distribution in January that was declared in the previous October, November or December to stockholders of record on a specified date in one of such months, then such dividend or distribution will be treated for tax purposes as being paid by the Fund and received by you on December 31 of the year in which the dividend or distribution was declared.

The Fund is required in certain circumstances to withhold, for U.S. backup withholding tax purposes, a portion of the taxable dividends or distributions and certain other payments paid to non-corporate holders of the Fund’s shares who do not furnish the Fund (or its agent) with their correct taxpayer identification number (in the case of individuals, generally, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Stockholders are urged to consult their tax advisers regarding specific questions as to U.S. federal, foreign, state, local income or other taxes.

Custodian, Transfer Agent, Auction Agent, and Dividend Disbursing Agent

State Street Bank and Trust Company, located at One Lincoln Street, Boston, Massachusetts 02111, serves as the custodian of the Fund’s assets pursuant to a custody agreement. Under the custody agreement, the Custodian holds the Fund’s assets in compliance with the 1940 Act. For its services, the Custodian receives a monthly fee based upon the average weekly value of the total assets of the Fund, plus certain charges for securities transactions.

Computershare Trust Company, N.A., located at 150 Royall Street, Canton, Massachusetts 02021, serves as the Fund’s dividend disbursing agent, as agent under the Fund’s automatic dividend reinvestment and voluntary cash purchase plan and as transfer agent and registrar for shares of common stock of the Fund.

Computershare Trust Company, N.A. also serves as the transfer agent, registrar, dividend paying agent and redemption agent with respect to the Series E Preferred and Series G Preferred.

The Bank of New York Mellon, located at 101 Barclay Street, New York, NY 10286, serves as the Fund’s auction agent, transfer agent, registrar, dividend paying agent and redemption agent with respect to the Series C Auction Rate Preferred.

Plan of Distribution

We may sell shares through underwriters or dealers, directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The applicable Prospectus Supplement will identify any underwriter or agent involved in the offer and sale of our shares, any sales loads, discounts, commissions, fees, or other compensation paid to any underwriter, dealer or agent, the offering price, net proceeds, and use of proceeds and the terms of any sale.

The distribution of our shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, provided, however, that the offering price per share in the case of common stock, must equal or exceed the net asset value per share, plus any underwriting commissions or discounts, on our common stock.

We may sell our shares directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters as defined in the Securities Act of 1933 (the “1933 Act”) for any resales of the securities. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

In connection with the sale of our shares, underwriters or agents may receive compensation from us in the form of discounts, concessions, or commissions. Underwriters may sell our shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of our shares may be deemed to be underwriters under the 1933 Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of our shares may be deemed to be underwriting discounts and commissions under the 1933 Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable Prospectus Supplement. The maximum commission or discount to be received by any FINRA member or independent broker-dealer will not exceed eight percent. We will not pay any compensation to any underwriter or agent in the form of warrants, options, consulting, or structuring fees or similar arrangements.

If a Prospectus Supplement so indicates, we may grant the underwriters an option to purchase additional shares at the public offering price, less the underwriting discounts and commissions, within forty-five days from the date of the Prospectus Supplement, to cover any overallotments.

Under agreements into which we may enter, underwriters, dealers, and agents who participate in the distribution of our shares may be entitled to indemnification by us against certain liabilities, including liabilities under the 1933 Act. Underwriters, dealers, and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

If so indicated in the applicable Prospectus Supplement, we will ourselves, or will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our shares from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contacts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others, but in all cases such institutions must be approved by us. The obligation of any purchaser under any such contract will be subject to the condition that the purchase of the shares shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

To the extent permitted under the 1940 Act and the rules and regulations promulgated thereunder, the underwriters may from time to time act as brokers or dealers and receive fees in connection with the execution of our portfolio transactions after the underwriters have ceased to be underwriters and, subject to certain restrictions, each may act as a broker while it is an underwriter.

A Prospectus and accompanying Prospectus Supplement in electronic form may be made available on the websites maintained by underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for Internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

In order to comply with the securities laws of certain states, if applicable, our shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

Legal Matters

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, in connection with the offering of the Fund's securities.

Certain legal matters will be passed on by Venable LLP, Baltimore, Maryland, in connection with the offering of the Fund’s securities as Maryland counsel to the Fund.

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP serves as the Independent Registered Public Accounting Firm of the Fund and audits the financial statements of the Fund. PricewaterhouseCoopers LLP is located at 300 Madison Avenue, New York, New York 10017.

Additional Information

The Fund is subject to the informational requirements of the 1934 Act and the 1940 Act and in accordance therewith files, or will file, reports and other information with the SEC. Reports, proxy statements, and other information filed by the Fund with the SEC pursuant to the informational requirements of the 1934 Act and the 1940 Act can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, DC 20549. The SEC maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Fund, that file electronically with the SEC.

The Fund’s shares of common stock are listed on the NYSE. Reports, proxy statements, and other information concerning the Fund and filed with the SEC by the Fund will be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

This Prospectus constitutes part of a Registration Statement filed by the Fund with the SEC under the 1933 Act and the 1940 Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Incorporation of Certain Information by Reference

This Prospectus is part of a registration statement that we have filed with the SEC. We are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this Prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this Prospectus from the date of filing (excluding any information furnished, rather than filed), until we have sold all of the offered securities to which this Prospectus and any accompanying prospectus supplement relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this Prospectus. Any statement in a document incorporated by reference into this Prospectus will be deemed to be automatically modified or superseded to the extent a statement contained in (1) this Prospectus or (2) any other subsequently filed document that is incorporated by reference into this Prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

●	our annual report on Form N-CSR for the fiscal year ended December 31, 2023, filed with the SEC on March 8, 2024 (the “Annual Report”);

●	our definitive proxy statement on Schedule 14A for our 2023 annual meeting of shareholders, filed with the SEC on April 5, 2023 (the “Proxy Statement”);

●	the description of our Common Stock referenced in our Registration Statement on Form 8-A, as filed with the SEC on May 23, 1997, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby;

●	the description of our Series E Preferred Stock referenced in our Registration Statement on Form 8-A, as filed with the SEC on September 25, 2017, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the preferred stock registered hereby;

●	the description of our Series G Preferred referenced in our Registration Statement on Form 8-A, as filed with the SEC on December 20, 2019, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the preferred stock registered hereby; and

●	the report of PricewaterhouseCoopers LLP included in our annual report on Form N-CSR for the fiscal year ended December 31, 2023.

To obtain copies of these filings, see “Additional Information” in this Prospectus. We will also provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this Prospectus or the accompanying Prospectus Supplement. You should direct requests for documents by writing to:

The Gabelli Multimedia Trust Inc.
One Corporate Center
Rye, New York 10580-1422
(914) 921-5100

This Prospectus is also available on our website at http://www.gabelli.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of this prospectus supplement or accompanying prospectus.

Privacy Principles of the Fund

The Fund is committed to maintaining the privacy of its stockholders and to safeguarding their non-public personal information. The following information is provided to help you understand what personal information the Fund collects, how the Fund protects that information and why, in certain cases, the Fund may share information with select other parties.

Generally, the Fund does not receive any non-public personal information relating to its stockholders, although certain nonpublic personal information of its stockholders may become available to the Fund. The Fund does not disclose any non-public personal information about its stockholders or former stockholders to anyone, except as permitted by law or as is necessary in order to service stockholder accounts (for example, to a transfer agent or third party administrator).

The Fund restricts access to non-public personal information about its stockholders to employees of the Fund’s Investment Adviser and its affiliates with a legitimate business need for the information. The Fund maintains physical, electronic, and procedural safeguards designed to protect the non-public personal information of its stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any projections, forecasts and estimates contained or incorporated by reference herein are forward looking statements and are based upon certain assumptions. Projections, forecasts and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any projections, forecasts or estimates will not materialize or will vary significantly from actual results. Actual results may vary from any projections, forecasts and estimates and the variations may be material. Some important factors that could cause actual results to differ materially from those in any forward looking statements include changes in interest rates, market, financial or legal uncertainties, including changes in tax law, and the timing and frequency of defaults on underlying investments. Consequently, the inclusion of any projections, forecasts and estimates herein should not be regarded as a representation by the Fund or any of its affiliates or any other person or entity of the results that will actually be achieved by the Fund. Neither the Fund nor its affiliates has any obligation to update or otherwise revise any projections, forecasts and estimates including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition. The Fund acknowledges that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as the Fund.

The Gabelli Multimedia Trust Inc.

Up to 5,000,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT

April 17, 2025

G.research, LLC

April 17, 2025